AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 29, 1999,

                                      AMONG

                               ACN HOLDINGS, LLC,

                       AUDIO COMMUNICATIONS NETWORK, LLC,

                           MUZAK LIMITED PARTNERSHIP,

                              MLP ACQUISITION L.P.,

                                       AND

                              MUSIC HOLDINGS CORP.









NYFS08...:\63\64563\0011\2119\AGR8218B.23V
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                            TABLE OF CONTENTS
                                                                      Page

                                ARTICLE I

                               THE MERGER..............................1

      SECTION 1.1.    The Merger.....................................  1
      SECTION 1.2.    Closing........................................  2
      SECTION 1.3.    Effective Time.................................  2
      SECTION 1.4.    Effects of the Merger..........................  2
      SECTION 1.5.    Members, Directors and Officers of
                      Surviving Entity...............................  2
      SECTION 1.6.    Certificate of Formation; Sub LLC Agreement....  3

                               ARTICLE II

                      CONVERSION OF INTERESTS AND
                     PAYMENT OF MERGER CONSIDERATION...................4

      SECTION 2.1.    Conversion of Interests........................  4
      SECTION 2.2.    Employee Stock Options.........................  4
      SECTION 2.3.    Merger Consideration and Exchange Procedures...  5
      SECTION 2.4.    Payment of Escrow Amount....................... 11
      SECTION 2.5.    Senior Notes and Indenture; Foothill
                      Facility. ..................................... 12

                               ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF MLP.............. 13

      SECTION 3.1.    Organization, Authority and Qualification...... 13
      SECTION 3.2.    No Conflict.................................... 14
      SECTION 3.3.    Consents and Approvals......................... 14
      SECTION 3.4.    Capitalization................................. 15
      SECTION 3.5.    Partnership Agreement.......................... 15
      SECTION 3.6.    SEC Documents.................................. 15
      SECTION 3.7.    Financial Statements........................... 16
      SECTION 3.8.    Absence of Certain Changes or Events........... 16
      SECTION 3.9.    Absence of Litigation.......................... 18



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                                                                     Page

      SECTION 3.10.   Compliance with Laws........................... 19
      SECTION 3.11.   Governmental Licenses and Permits.............. 19
      SECTION 3.12.   Intellectual Property.......................... 19
      SECTION 3.13.   Employee Benefits Matters...................... 20
      SECTION 3.14.   Taxes.......................................... 22
      SECTION 3.15.   Real Property.................................. 24
      SECTION 3.16.   Environmental Matters.......................... 25
      SECTION 3.17.   Material Contracts............................. 26
      SECTION 3.18.   Voting Requirements............................ 28
      SECTION 3.19.   No Undisclosed Liabilities..................... 28
      SECTION 3.20.   Tangible Personal Property..................... 28
      SECTION 3.21.   Powers of Attorney............................. 28
      SECTION 3.22.   Transactions with Affiliates................... 28
      SECTION 3.23.   Insurance...................................... 29
      SECTION 3.24.   Labor Matters.................................. 29
      SECTION 3.25.   Brokers........................................ 29
      SECTION 3.26.   EXCLUSIVITY OF REPRESENTATIONS................. 29

                               ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND SUB....... 30

      SECTION 4.1.    Incorporation and Authority.................... 30
      SECTION 4.2.    No Conflict.................................... 31
      SECTION 4.3.    Consents and Approvals......................... 31
      SECTION 4.4.    Capitalization................................. 32
      SECTION 4.5.    Financial Statements........................... 32
      SECTION 4.6.    Absence of Certain Changes or Events........... 32
      SECTION 4.7.    Voting Requirements............................ 33
      SECTION 4.8.    Absence of Litigation.......................... 33
      SECTION 4.9.    Taxes.......................................... 33
      SECTION 4.10.   Material Contracts............................. 34
      SECTION 4.11.   Financial Ability.............................. 35
      SECTION 4.12.   Brokers........................................ 35




                                  ii
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                                                                     Page

                                ARTICLE V

                            CERTAIN COVENANTS ....................... 35

      SECTION 5.1.    Conduct of Business Prior to the Closing....... 35
      SECTION 5.2.    Other Actions.................................. 38
      SECTION 5.3.    Notification of Certain Events................. 38

                               ARTICLE VI

                          ADDITIONAL AGREEMENTS...................... 39

      SECTION 6.1.    Access to Information; Confidentiality......... 39
      SECTION 6.2.    Best Efforts................................... 40
      SECTION 6.3.    Benefit Plans and Employment Agreements........ 41
      SECTION 6.4.    Public Announcements........................... 42
      SECTION 6.5.    Acquisition Proposals.......................... 42
      SECTION 6.6.    Consents, Approvals and Filings................ 42
      SECTION 6.7.    Allocation of Merger Consideration and
                      Tax Matters.................................... 43
      SECTION 6.8.    Interim Financial Statements................... 44
      SECTION 6.9.    Fourth Quarter Financial Statements............ 44
      SECTION 6.10.   Accountants' Management Letters................ 45
      SECTION 6.11.   Solvency Certificate........................... 45
      SECTION 6.12.   Amended Parent LLC Documents................... 46

                               ARTICLE VII

                          CONDITIONS PRECEDENT....................... 46

      SECTION 7.1.    Conditions to Each Party's Obligation
                      to Effect the Merger........................... 46
      SECTION 7.2.    Conditions to Obligations of Parent and Sub.... 46
      SECTION 7.3.    Conditions to Obligations of MLP and
                      the GP Entities................................ 48




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                                                                     Page

                              ARTICLE VIII

                           CLOSING DELIVERIES........................ 49

      SECTION 8.1.    Documents to Be Delivered by MLP............... 49
      SECTION 8.2.    Documents and Funds to Be Delivered
                      by Parent and Sub.............................. 50

                               ARTICLE IX

                    TERMINATION, AMENDMENT AND WAIVER................ 50

      SECTION 9.1.    Proceedings at Closing......................... 50
      SECTION 9.2.    Termination.................................... 51
      SECTION 9.3.    Effect of Termination.......................... 52
      SECTION 9.4     Limitation of Damages.......................... 52
      SECTION 9.5.    Amendment...................................... 52
      SECTION 9.6.    Extension; Waiver.............................. 53

                                ARTICLE X

                             INDEMNIFICATION......................... 53

      SECTION 10.1.   Right to Indemnification....................... 53
      SECTION 10.2.   Limitations on Indemnification................. 55
      SECTION 10.3.   Indemnification Procedures..................... 56
      SECTION 10.4.   Tax Treatment of Indemnity Payments............ 58
      SECTION 10.5.   Exclusive Remedy; Limitation of Liability...... 58

                               ARTICLE XI

                    REPRESENTATIVE OF PARTNERS OF MLP................ 59

      SECTION 11.1.   Authorization of Representative................ 59




                                  iv
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                                                                     Page
                               ARTICLE XII

                           GENERAL PROVISIONS........................ 63

      SECTION 12.1.   Survival of Representations and Warranties..... 63
      SECTION 12.2.   Survival and Conditions of Certain
                      Indemnification Obligations of MHC............. 63
      SECTION 12.3.   Fees and Expenses.............................. 64
      SECTION 12.4.   Definitions.................................... 64
      SECTION 12.5.   Notices........................................ 74
      SECTION 12.6.   Interpretation................................. 75
      SECTION 12.7.   Counterparts................................... 76
      SECTION 12.8.   Entire Agreement; Third-Party Beneficiaries.... 76
      SECTION 12.9.   Governing Law.................................. 76
      SECTION 12.10.  Assignment..................................... 76
      SECTION 12.11.  Obligations of Parent and Sub.................. 76
      SECTION 12.12.  ENFORCEMENT.................................... 76





                                  v
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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

            AGREEMENT AND PLAN OF MERGER, dated as of January 29, 1999 (this "Agreement"), among ACN Holdings, LLC, a Delaware limited liability company ("Parent"), Audio Communications Network, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent ("Sub"), Muzak Limited Partnership, a Delaware limited partnership ("MLP"), MLP Acquisition, L.P., a Delaware limited partnership and the managing general partner of MLP ("MLP Acquisition"), and Music Holdings Corp., a Delaware corporation and the general partner of MLP Acquisition ("MHC," and together with MLP Acquisition, the "GP Entities").

                              W I T N E S S E T H :

            WHEREAS, each of Parent and MHC has approved this Agreement, pursuant to which MLP shall be merged with and into Sub (the "Merger") and Sub shall, as of immediately thereafter, remain a direct, wholly-owned Subsidiary of Parent; and

            WHEREAS, Parent, Sub, MLP and each of the GP Entities desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various terms and conditions to the Merger;

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:


                                ARTICLE I

                               THE MERGER

            SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, and in accordance with the Delaware RULPA, the Delaware LLCA, the DGCL and the Third Amended and Restated Agreement of Limited Partnership of Muzak Limited Partnership, dated as of November 4, 1992 (as amended from time to time in accordance with the terms thereof, the "Partnership Agreement"), MLP shall be merged with and into Sub at and as of the Effective Time (as hereinafter defined). At the Effective Time, the separate existence of MLP shall cease, and Sub shall continue as the surviving entity (the "Surviving Entity"). The name of the Surviving Entity shall be "Muzak LLC", or such other name as may be determined by Parent (the "New Name").

            SECTION 1.2. Closing. Unless and until this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 9.2 hereof and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") shall take place at 9:00 a.m., New York time, on the second business day following the date on which the last of the conditions to be fulfilled or waived set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022-4675, unless another date, time or place is agreed to in writing by the parties hereto.

            SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, the parties hereto shall file with the Delaware Secretary of State on the date of the Closing (or on such other date as Parent and MLP may agree) a certificate of merger (the "Certificate of Merger") or other appropriate documents, executed in accordance with the relevant provisions of the Delaware RULPA, the Delaware LLCA and the DGCL, and make all other filings or recordings required under the Delaware RULPA, the Delaware LLCA and the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

            SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 17-211 of the Delaware RULPA and Section 18-209 of the Delaware LLCA. Without limiting the generality of the foregoing, subject thereto and except as provided in Section 1.6(c)(ii), Section 6.7(d) and Section
12.3 hereof, at the Effective Time, all the properties, rights, privileges, powers and franchises of MLP and Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of MLP and Sub shall be and become the debts, liabilities and duties of the Surviving Entity.

            SECTION 1.5. Members, Directors and Officers of Surviving Entity.

                  (a) Parent, the sole member of Sub immediately prior to the Effective Time, shall be the sole member of the Surviving Entity as of immediately after the Effective Time.



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                  (b) The directors of Sub immediately prior to the Effective
Time shall be the directors of the Surviving Entity from and after the Effective Time until their successors have been duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the terms and conditions of the Sub LLC Agreement (as hereinafter defined).

                  (c) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity from and after the Effective Time until their successors have been duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the terms and conditions of the Sub LLC Agreement.

            SECTION 1.6. Certificate of Formation; Sub LLC Agreement.

                  (a) At the Effective Time, Sub's Certificate of Formation (the "Certificate of Formation") shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law, except that, as of the Effective Time, such Certificate of Formation shall be amended to provide for the New Name.

                  (b) At the Effective Time, Sub's Limited Liability Company Agreement in effect immediately prior to the Effective Time (the "Sub LLC Agreement") shall be the limited liability company agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law, except that, as of the Effective Time, such Sub LLC Agreement shall be amended to provide for the New Name.

                  (c) At the Effective Time and all times thereafter (i) MLP's Certificate of Limited Partnership shall be of no further force or effect and
(ii) except as expressly set forth in this Agreement, the Surviving Entity shall have no obligations or liabilities to the holders of Units (as hereinafter defined) or any of the partners of MLP under the Partnership Agreement.

                                   ARTICLE II

                  CONVERSION OF INTERESTS AND PAYMENT OF MERGER
                                  CONSIDERATION

            SECTION 2.1. Conversion of Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of units or any other right representing partnership interests (each, a "Unit" and together, the "Units") in MLP or any holder of membership interests or any other right representing membership interests in the Sub:

                  (a) Membership Interests in Sub. Each membership interest in Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into a similar membership interest in the Surviving Entity.

                  (b) Conversion of the Units. Each Unit outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Merger Consideration (as defined in Section 2.3(a) below) as provided herein.

                  (c) Cancellation and Retirement of Units. As of the Effective Time, all Units outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Units shall cease to have any rights with respect thereto, except as provided in Section 2.3(c) below.

                  (d) Management Rollover. Notwithstanding any provision to the contrary herein, the parties hereto agree that, if requested by Parent and agreed to by the applicable employees, so long as MLP, the GP Entities and the holders of Units shall not be adversely affected thereby, the parties hereto shall amend this Agreement prior to Closing to permit Units and/or Options (as herein defined) owned by certain employees of MLP to be exchanged for membership interests in Parent (in which event the aggregate Merger Consideration will be adjusted accordingly).

            SECTION 2.2. Employee Stock Options. Prior to the Closing, MLP shall take such action in order that, at the Effective Time, the options (the "Options") granted under (i) MLP's 1998 Option Plan, (ii) MLP's Amended and Restated Management Option Plan and (iii) any other option plan, agreement or arrangement of MLP (collectively, as such plans, agreements or arrangements may



                                  4
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have been amended, supplemented or modified from time to time, the "Option
Plans") that would otherwise be unexercised as of immediately prior to the Effective Time, shall be extinguished prior to or at the Effective Time in exchange for a portion of the Merger Consideration ("Extinguished Options") or, to the extent such Options are exercisable as of or at any time after the Effective Time, converted into the right to receive, for any Option that is not so extinguished ("Unextinguished Options"), upon payment to the Surviving Entity of the exercise price with respect to such Unextinguished Option, solely the same cash consideration (assuming all of the Escrow Amount, including pursuant to Section 6.9(b), as well as any cash reserve to be held by MHC or its Affiliate pursuant to Section 2.3(a), is distributed to the holders of the Units as of the Effective Time) and the number of LLC Units as would have been payable in the Merger had such Unextinguished Option been exercised immediately prior to the Effective Time, net of any required withholding Tax (such consideration with respect to any Unextinguished Option, the "Unextinguished Option Consideration"). All Option Plans shall terminate as of the Effective Time and, prior to the Closing, MLP shall take all action necessary to ensure that, following the Effective Time, no participant in any Option Plan shall have any right thereunder to acquire any interests of Parent, MLP, the Surviving Entity or any Subsidiary thereof, except, in the case of any Unextinguished Options, as provided in the immediately preceding sentence. MLP shall take all necessary actions to report and pay over any withholding Taxes associated with the exercise of or payment of any consideration in respect of the Extinguished Options. The Surviving Entity shall pay upon the proper exercise of any Unextinguished Options, the applicable Unextinguished Option Consideration as provided hereinabove and shall take all necessary actions to report and pay over any withholding Taxes associated with such exercise. There shall be deducted from the number of LLC Units deposited with the Paying Agent pursuant to Section 2.3, the number of LLC Units (the "Reserve Number") that would have been issuable in respect of the Units represented by Unextinguished Options, if any, had such Unextinguished Options been exercised immediately prior to the Effective Time. Parent and MLP shall agree, prior to the Closing, on the amount of any Reserve Number.

            SECTION 2.3. Merger Consideration and Exchange Procedures.

                  (a) Merger Consideration. The parties hereto hereby designate U.S. Bank Trust National Association to act as the paying agent (the "Paying Agent") with respect to the payment of the Merger Consideration (as hereinafter defined) to the holders of Units pursuant to the terms and conditions set forth herein. At or prior to the Effective Time, (i) Sub shall deposit, or shall cause to be deposited, into an account, for the benefit of the holders of Units prior to the



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Effective Time, that is designated by the Paying Agent (the "Account") (A) cash, in immediately available funds, in the amount of (1) the Adjusted Equity Value (as hereinafter defined), plus (2) the Additional Consideration (as defined in Section 2.3(b) hereof), minus (3) the Escrow Amount (as hereinafter defined), and (B) the number of Class B-4 Units of Parent, representing a percentage equal to the Specified Percentage (as defined below) of the number of fully-diluted Common Units (as such term is defined in the Amended Parent LLC Agreement) of Parent as of immediately after the Closing (the "LLC Units"), less the Reserve Number (as defined in Section 2.2 hereof) (such cash and LLC Units, collectively, the "Payment Fund" and, together with the Escrow Funds, the "Merger Consideration"), and (ii) prior to the Effective Time, MLP shall deposit into the Account or transfer to MHC (A) all of the outstanding stock of EAIC Corp. and net Value Holdings, Inc. held by MLP (the "Distributed Shares"), and
(B) all receivables held by MLP of principal and interest in respect of borrowings by certain management investors in the amounts set forth in Section 2.3(a) of the Disclosure Schedule (the "Management Receivables"). The Paying Agent, as instructed by MHC, shall cause to be distributed from the Account (I) the Distributed Shares and (II) the Payment Fund to pay the fees and expenses incurred by MLP and the GP Entities in connection with the Merger and pay to the holders of the Units (provided that amounts payable to any holder of Units who is a debtor pursuant to any of the Management Receivables shall be offset by an amount equal to the amount owed by such holder pursuant to the applicable Management Receivable(s)), in accordance with the terms and conditions of the Partnership Agreement (except in the case of the Distributed Shares, the LLC Units and, at the election of MLP, a cash reserve in an amount not to exceed $100,000, which will be issued or transferred to MHC or its Affiliate and will be held by MHC or such Affiliate for the benefit of the holders of Units in the relative percentages determined in accordance with the terms and conditions of the Partnership Agreement). In addition, the Escrow Funds will be maintained by the Paying Agent in accordance with the terms and conditions of the Post-Closing Escrow Agreement (as such term is defined in Section 2.4 hereof) and shall be distributed to the holders of Units as directed by MHC, in accordance with the terms and conditions of the Partnership Agreement and the Post-Closing Escrow Agreement upon the later to occur of (x) the expiration of the survival period of the representations and warranties hereunder set forth in Section 12.1 hereof and (y) so long as the applicable Parent Indemnified Parties shall be proceeding expeditiously and in good faith to resolve any bona fide Claims pending as of the expiration of the survival period referred to in clause (x), with respect to a portion of the Escrow Funds up to an amount reasonably sufficient to satisfy such Claims, until the resolution of such Claims (as such term is defined in Section 10.3 hereof) made prior to the termination of the survival period in
Section 12.1 hereof, less the amount of any Expenses, Losses, or other amounts paid to any



                                  6
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Parent Indemnified Parties (as hereinafter defined) pursuant to any indemnification obligations of MHC pursuant to Section 10.1(a) hereof. Notwithstanding the foregoing, any portion of the Escrow Funds which remains undistributed on the date that is six (6) months after the date such Escrow Funds would otherwise be distributable to any holder of Units pursuant to the immediately preceding sentence and the terms and conditions of the Post-Closing Escrow Agreement shall be delivered to the Surviving Entity upon demand, and any holder of Units who theretofore has not complied with this Article II shall have recourse with respect to any portion of the Escrow Funds payable to such holder upon surrender of certificate(s) representing such holder's Units only to the Surviving Entity and only as a general creditor thereof for payment of any claim.

            For purposes of this Section 2.3(a), the "Specified Percentage" shall equal 4%; provided, that if, during the period beginning on October 6, 1998 and ending as of the Closing, the amount of consideration (such amoung, the "Parent Equity Amount") Parent receives in exchange for its issuance of Common Units (on a fully diluted basis) is less than $65,000,000, then the Specified Percentage shall equal the percentage obtained as follows: (x) 2,708,333 divided by (y) (I) the Parent Equity Amount plus (II) 2,708,333.

                  (b) Additional Consideration. The "Additional Consideration" to be paid as part of the Merger Consideration pursuant to Section 2.3(a) hereof, shall be an amount equal to (A) $3,875,000, plus (B) $10,025,861, which the parties hereto agree represents the purchase price for the assets of MTI, as set forth on Section 2.3(b) of the Disclosure Schedule (the "MTI Purchase Price") and (C) $372,930, which the parties hereto agree represents the out-of-pocket costs and expenses to unaffiliated third parties, including reasonable attorney's fees and all financing costs (exclusive of interest), incurred in connection with such acquisition, as set forth on Section 2.3(b) of the Disclosure Schedule (the "MTI Expenses"). MLP shall cause all of the MTI Purchase Price and the MTI Expenses to be paid on or prior to the Closing Date (and in the event any of the MTI Purchase Price or the MTI Expenses shall be paid on the Closing Date, such payment shall be made from the Payment Fund).

                  (c) Exchange Procedures. As soon as practicable after the Effective Time, (i) MHC shall mail to each holder of record of Units as of immediately prior to the Effective Date a notice (which notice shall include reasonable details concerning the transaction) that the Merger has been consummated and (ii) each general partner and each limited partner of MLP shall, in consideration for the surrender to the Paying Agent of any and all outstanding certificates which prior to



                                  7
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the Effective Time represented Units and acceptance thereof by the Paying Agent, be entitled to payment of the Merger Consideration attributable to such Units in accordance with the terms and conditions of the Partnership Agreement and subject to the provisions of Section 2.3(a). The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with its normal exchange practices and in accordance with the terms and conditions of the Partnership Agreement. After the Effective Time, there shall be no further transfer on the records of MLP or its transfer agent of certificates representing any Units. There shall be accepted in lieu of the delivery of any certificate representing Units for all purposes of this Agreement, an affidavit of loss and indemnity acceptable to the Paying Agent made by the holder or record of such Units on the books and records of MLP.

                  (d) No Further Ownership Rights in MLP Units. The Merger Consideration paid in consideration for the surrender of certificates representing Units in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all then remaining rights pertaining to the Units theretofore represented by such certificates.

                  (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed on the date that is six (6) months after the Effective Time, excluding the LLC Units issued to MHC or its Affiliate, shall be delivered to the Surviving Entity upon demand, and any holder of any Units who theretofore has not complied with this Article II shall have recourse with respect to any such portion of the Payment Fund payable to such holder upon surrender of certificate(s) representing such holder's Units only to the Surviving Entity and only as a general creditor thereof for payment of any claim.

                  (f) Definitions. For purposes of this Agreement, the terms set forth below have the following meanings:

                      (i) "Adjusted Equity Value" means (A) the Equity Value,
            minus (B) any Fourth Quarter Adjustment Amount.

                     (ii) "Enterprise Value" means $235,400,000.

                    (iii) "Equity Value" means (A) the Enterprise Value, minus
            (B) Funded Indebtedness as of immediately prior to the Closing, minus



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            (C) the MLP Expenses, minus (D) the Option Charges, plus (E) the
            Cash and Cash Equivalents.

                     (iv) "Fourth Quarter Adjustment Amount" means an amount in cash equal to (A) the Fourth Quarter Adjustment Percentage, multiplied by (B) the Enterprise Value.

                      (v) "Fourth Quarter Adjustment Percentage" means the
            percentage calculated by dividing (A) the Adjusted EBITDA Difference (as defined below), by (B) $7,691,000; provided, however, that if the EBITDA Difference (as defined below) as calculated pursuant to this subsection (v) is less than $153,820 or is a negative number, then the Fourth Quarter Adjustment Percentage shall be zero. The "EBITDA Difference" shall equal the result of subtracting (1) the amount of consolidated earnings before interest, taxes, depreciation and amortization of MLP and its Subsidiaries for the three months ended December 31, 1998, computed based on GAAP consistent with MLP's and its Subsidiaries' consolidated income statement for the three month period ended September 30, 1998 as filed with the SEC (which excludes any income or expenses generated by EAIC Corp. and netValue Holdings, Inc.) (as adjusted for the add-back items set forth in Section 2.3(f)(v) of the Disclosure Schedule in an amount for each such item not to exceed the maximum amount, if any, specified therein, in each case solely to the extent deducted in determining such consolidated earnings before interest, taxes, depreciation and amortization) and excluding income and expenses relating to any business acquired by MLP or any of its Subsidiaries on or after October 1, 1998, including the acquisition by MLP of the assets of MTI, the assets of Central Music Company, Inc. (such assets, "CMCI") and the assets of Barnstead Business Music, Inc. (such assets, "BBMI"); provided that, notwithstanding the foregoing, up to $30,000 of net earnings before interest, taxes, depreciation and amortization of MLP and its Subsidiaries which is generated by CMCI and BBMI during the three month period ended December 31, 1998 may be included for purposes of this clause (1) (but only to the extent such earnings are generated by CMCI or BBMI, as the case may be, during the period when MLP actually owned CMCI or BBMI, as the case may be), from (2) $7,691,000. The "Adjusted EBITDA Difference" shall equal the amount by which the EBITDA Difference exceeds $153,820.




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
                     (vi) "Funded Indebtedness" means, without duplication, the outstanding principal of and accrued, unpaid interest on and other payment obligations arising under (A) the Senior Notes (other than any and all fees, costs and expenses related to, or incurred in connection with, the tender for, redemption, amendment or other modification of the Senior Notes and the Indenture), (B) the Loan and Security Agreement dated as of December 30, 1998, between MLP and Foothill Capital Corporation and all agreements and documents related thereto (the "Foothill Facility"), with the exception of $100,000 of the prepayment fee thereunder, which shall be borne by the Surviving Entity and shall not constitute "Funded Indebtedness" hereunder and (C) any other obligations of MLP or any of its Subsidiaries consisting of indebtedness for borrowed money, installment payment and deferred purchase price obligations (other than as reflected in footnote 1 to Section 2.3(b) of the Disclosure Schedule), obligations evidenced by any note, bond, debenture or other debt security and capital lease obligations, including without limitation the obligations set forth on Section 2.3(f)(vi) of the Disclosure Schedule, in each case to the extent outstanding as of immediately prior to the Closing.

                    (vii) "MLP Expenses" means, as of the Closing, the sum of
            the following: (A) all out of pocket fees and expenses (including all legal, accounting and investment banking fees and expenses) that at such time have been incurred and not paid by MLP or any of its Subsidiaries, including any such fees and expenses incurred on behalf of the holders of Units or the GP Entities, in connection with the auction of MLP, the negotiation, execution and delivery of this Agreement or any other actual or proposed agreement providing for the sale of MLP and/or the consummation of the transactions contemplated hereby or thereby, except (x) the MTI Expenses and (y) to the extent incurred at the request of Parent or Sub, any and all fees, costs and expenses payable in connection with any tender offer (and any related consent solicitation) for the redemption of the outstanding Senior Notes (a "Senior Note Tender Offer"), or any other redemption, amendment or other modification of the Senior Notes and the Indenture (including, without limitation, entering into a supplemental indenture relating thereto as provided under the terms of the Indenture), and (B) any one time bonus payments and change-in-control payments (excluding any severance payments due to employees whose employment by MLP or any of its Subsidiaries ceases on or after the Effective Time) that at such time have been incurred and not paid and that were incurred by MLP or any of its Subsidiaries directly in connection with or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, together with the amount of any compensation-related Taxes arising directly as a consequence of the payment obligations referred to in this clause (B); provided, however, that MLP Expenses shall not include any such amounts paid from the Payment Fund or included in the Option Charges.

                   (viii) "Option Charges" means the sum of (A) the aggregate amount incurred and not paid by MLP or any of its Subsidiaries as of the Effective Time in connection with any Extinguished Options, plus
            (B) with respect to Unextinguished Options which are "in the money" as of the Effective Time, the excess of the cash consideration (assuming all of the Escrow Amount, including, pursuant to Section 6.9(b), as well as the cash reserve to be held by MHC or its Affiliate pursuant to Section 2.3(a), is distributed to the holders of the Units as of the Effective Time) which all holders of such Unextinguished Options as of the Effective Time would have been entitled to receive in the Merger had such Unextinguished Options been exercised immediately prior to the Effective Time over the exercise price of all such Unextinguished Options (provided that with respect to any particular Unextinguished Option, such exercise price shall be no more than the cash consideration described in clause (B) attributable to such Unextinguished Option); provided, however, that Option Charges shall not include any amount of the Merger Consideration which is distributed or is distributable to former holders of Extinguished Options in accordance with Section 2.3(a) hereof.

                  (ix) "Cash and Cash Equivalents" means the sum of all cash and cash equivalents of MLP or any of its Subsidiaries as of immediately prior to the Closing.

            SECTION 2.4. Payment of Escrow Amount. On the date hereof, and as a condition to execution of this Agreement by MLP and MHC, Sub, MLP and MHC have entered into an escrow agreement substantially in the form of Exhibit A-1 attached hereto (the "Pre-Closing Escrow Agreement"), with the Paying Agent, whereby Sub has caused to be deposited a letter of credit (the "Letter of Credit") in the face amount of $9,000,000 (the "Escrow Deposit"). In the event the Closing occurs in accordance with Section 1.2 hereof, the Letter of Credit shall be returned to

Sub in exchange for a cash deposit of $9,000,000 (such cash, as well as any cash placed in escrow pursuant to Section 6.9(b), the "Escrow Funds" and such amount, the "Escrow Amount"), which shall be retained pursuant to the terms and conditions of an escrow agreement substantially in the form of Exhibit A-2 hereto (the "Post-Closing Escrow Agreement" and, collectively with the Pre-Closing Agreement, the "Escrow Agreement") as security for the payment by MHC of its indemnification obligations pursuant to the provisions of Section
10.1 hereof. Pursuant and subject to the terms and conditions of the Pre-Closing Escrow Agreement, (i) in the event of a termination of this Agreement pursuant to Section 9.2(e) hereof, MHC may direct the Paying Agent to draw upon the Letter of Credit and disburse to MLP the funds paid in connection which such drawing and (ii) in the event of a termination of this Agreement in any manner provided by Section 9.2 other than Section 9.2(e), Sub may direct the Paying Agent to return the Letter of Credit to Sub, and Sub shall thereafter have the Letter of Credit terminated. Following the Closing pursuant and subject to the terms and conditions of the Post-Closing Escrow Agreement and in accordance with the provisions of Section 2.3(a) and Article X of this Agreement, in the event of any Losses, Expenses or other amounts becoming due and payable by MHC on behalf of holders of Units pursuant to the indemnification provisions of Section
10.1 hereof, MHC and the Parent shall direct the Paying Agent to disburse to Parent funds in the amount of any such Losses, Expenses or other amounts from the Escrow Funds. Earnings from the investment of the Escrow Funds under the Post-Closing Escrow Agreement shall be paid in accordance with the Post-Closing Escrow Agreement. Notwithstanding anything to the contrary set forth in this Agreement (except as provided in Section 12.2(a) hereof), after the Closing, the Escrow Funds shall be the sole and exclusive remedy available to the Parent Indemnified Parties for any Losses, Expenses or other amounts arising under the indemnification obligations set forth herein or otherwise in respect of the transactions contemplated hereby.

            SECTION 2.5. Senior Notes and Indenture; Foothill Facility. Each of the Parent and Sub hereby acknowledges and agrees (x) that, after the Closing, the holders of the Senior Notes issued pursuant to the Indenture will have a right to require the Surviving Entity to redeem the Senior Notes pursuant to certain terms and conditions set forth in the Indenture, and (y) that pursuant to the Merger contemplated hereunder and the terms and conditions of this Agreement, the Surviving Entity shall assume and be responsible for any obligations under the Indenture remaining after the Effective Time in accordance with the provisions of the Indenture. In addition, Parent and Sub hereby acknowledge and agree that as of the Closing Date, they will take all necessary actions to cause the repayment of all amounts due under the Foothill Facility (and the replacement or cash collateralization of all outstanding letters of credit issued for account of MLP under the Foothill

Facility, excluding in any case the letter of credit furnished by Centre Capital Investors L.P. as credit support thereunder).


                               ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF MLP

            MLP represents and warrants to the Parent and Sub as follows:

            SECTION 3.1. Organization, Authority and Qualification. Each of MLP and MLP Acquisition is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary partnership power and authority to enter into this Agreement and each other agreement, document, or instrument or certificate to be executed by MLP or MLP Acquisition, in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, such agreements, documents, instruments and certificates to be executed by MHC in connection with the consummation of the transactions contemplated by this Agreement being, the "MLP Documents"), to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. MHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and each of the MLP Documents to which it is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other MLP Documents by MLP and each of the GP Entities, the performance by MLP and each of the GP Entities of its respective obligations hereunder and the consummation by MLP and each of the GP Entities of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership or corporate action, as the case may be, on the part of MLP, its partners and each of the GP Entities, respectively. This Agreement has been, and each of the other MLP Documents at the Closing will be, duly executed and delivered by MLP and each of the GP Entities, respectively, and (assuming due authorization, execution and delivery hereof and thereof by each of the parties hereto and thereto other than MLP and the GP Entities) this Agreement constitutes, and each of the other MLP Documents when so executed and delivered will constitute, the legal, valid and binding obligations of MLP and each of the GP Entities, respectively, enforceable against each of them in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). MLP and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for where the failure to be so qualified would not have a Material Adverse Effect. Muzak Capital Corporation ("Capital Corp.") is a wholly-owned Subsidiary of MLP and is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MLP Environmental Music, LLC is a wholly owned Subsidiary of MLP and is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington. Except as set forth in Section 3.1 of the Disclosure Schedule, (i) MLP has no Subsidiaries and no shares of capital stock or other equity securities of, or loans to (other than extensions of credit in the ordinary course of business) any other Person and (ii) Capital Corp. owns no material assets and has no material liabilities (other than as co-issuer of the Senior Notes). None of the assets of netValue Holdings Inc. or (except for the shared T1 line subject to the Administrative Services Agreement between MLP and EAIC Corp.) EAIC Corp. are used in the business of MLP.

            SECTION 3.2. No Conflict. Except as set forth in Section 3.2 of the Disclosure Schedule, assuming all consents, approvals, authorizations and other actions described in Section 3.3 or under the agreements set forth in Section
3.3 of the Disclosure Schedule shall have been obtained, the execution, delivery and performance of this Agreement and the other MLP Documents by MLP do not and will not (i) violate or conflict with the Certificate of Limited Partnership or the Partnership Agreement, (ii) conflict with or violate any material Law or Governmental Order applicable to MLP or (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (except Permitted Liens) on any Units or on any assets of MLP pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which MLP or its Subsidiaries is a party or by which any of such Units or the assets are bound or affected, except (1) for Liens created by or through Parent or Sub or any of its Affiliates and (2) as would not reasonably be expected to (A) have, individually or in the aggregate, a Material Adverse Effect or (B) materially impair the ability of MLP to consummate the transactions as contemplated by this Agreement.

            SECTION 3.3. Consents and Approvals. The execution and delivery of this Agreement and the other MLP Documents by MLP do not, and the performance of this Agreement and the other MLP Documents by MLP will not, require any consent, approval or authorization of, or declaration or filing with, or notification to, any Governmental Entity in connection with the execution and delivery of this Agreement or any of the other MLP Documents by MLP or the consummation by MLP of the transactions contemplated hereby and thereby, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement or the other MLP Documents and the transactions contemplated hereby and thereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and the appropriate notification documentation with the relevant authorities of other states in which MLP is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.3 of the Disclosure Schedule, (v) any applicable filings under state anti-takeover laws and (vi) any other filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No general or limited partner of MLP has or will have any appraisal or dissenters rights pursuant to Section 17-212 of the Delaware RULPA, the Partnership Agreement or otherwise as a result of the execution and delivery of this Agreement by MLP or any of the GP Entities or the consummation of the Merger.

            SECTION 3.4. Capitalization. The capitalization of MLP immediately prior to the Effective Time is as set forth in Section 3.4 of the Disclosure Schedule. Except as set forth in Section 3.4 of the Disclosure Schedule and except for the Options, there is no existing option, warrant, call, right, commitment or other agreement to which MLP is a party requiring, and there is no partnership interest of MLP outstanding which upon conversion or exchange would require, the issuance or transfer of any additional interests or other securities of MLP or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a partnership interest in MLP.

            SECTION 3.5. Partnership Agreement. MLP has delivered to Parent a true and correct copy of the Partnership Agreement.

            SECTION 3.6. SEC Documents. (i) MLP has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by MLP under the Exchange Act since October 2, 1996 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC

Documents"); and (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents.

            SECTION 3.7. Financial Statements.

                  (a) Except as set forth in Section 3.7 of the Disclosure Schedule, the audited consolidated balance sheets of MLP as at December 31, 1997, December 31, 1996 and December 31, 1995 and the related audited statements of income, partners' interests and cash flows of MLP for the years then ended, together with the notes related thereto, included in the SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of MLP as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

                  (b) Except as set forth in Section 3.7 of the Disclosure Schedule, the unaudited condensed consolidated balance sheet of MLP as at September 30, 1998 (the "Balance Sheet") and the related unaudited condensed consolidated statements of income and cash flows of MLP for the nine months then ended, together with the notes thereto included in the SEC Documents, have been prepared in accordance with GAAP for interim financial information applied on a consistent basis during such interim period (except as may be indicated in the notes thereto) and, subject to normal year-end audit adjustments (which, in the aggregate, will not be material), in all material respects present fairly the consolidated financial position of MLP as at the date thereof and the consolidated results of its operations and cash flows for the period then ended. September 30, 1998 is referred to herein as the "Balance Sheet Date."

            SECTION 3.8. Absence of Certain Changes or Events. For the period commencing on October 1, 1998 and ending on the date hereof, except as disclosed in Section 3.8 of the Disclosure Schedule or as contemplated by this Agreement, MLP and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice, there has not occurred any event which would reasonably be expected to have a Material Adverse Effect and neither MLP nor any of its Subsidiaries has done any of the following during the period commencing on October 1, 1998 and ending as of the date hereof:

                (i) issued any notes, bonds or other debt securities or any Units or other equity securities or any securities convertible, exchangeable or exercisable into any Units or other equity securities except upon the exercise or extinguishment of Options;

               (ii) except for indebtedness under the Foothill Facility, incurred any indebtedness for borrowed money, individually or in the aggregate, in excess of $100,000, except such indebtedness incurred in the ordinary course of business consistent with past practice;

              (iii) granted any Lien on any material asset (whether tangible or intangible) other than Permitted Liens or Liens securing Funded Indebtedness;

               (iv) established or materially increased any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of options or performance awards) or other employee benefit plan, or otherwise materially increased the compensation payable to or to become payable to any key employee, except in the ordinary course of business consistent with past practice or as may be required by law or applicable employment agreement or collective bargaining agreement;

                (v) entered into any employment or severance agreement with any employee, other than any employment agreement entered into in the ordinary course of business providing for compensation of not more than $50,000 per annum and not providing any material severance benefits or other payment or benefit after the termination of employment thereunder except as required by Law;

                  (vi) (A) declared, set aside or pay any distributions (whether in cash, equity securities, partnership interests or other property) in respect of its partnership interests or equity securities; (B) redeemed, purchased or otherwise acquired any of its partnership interests or equity securities or any other securities or obligations convertible into or exercisable or exchangeable for partnership interests or equity securities; or (C) sold, assigned, transferred, leased or otherwise disposed of any assets other than the sale of inventory in the ordinary course of business and the sale or other disposition or replacement of used or obsolete equipment in the ordinary course of business;

              (vii) (A) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or material assets outside the ordinary course of business, or (B) assumed, granted, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any Person (other than MLP and its

Subsidiaries), or made any loans, advances (other than advances of expenses to employees in the ordinary course of business) or distributions of cash (other than by any Subsidiary of MLP to MLP);

             (viii) except as required by law or changes required by GAAP, materially changed any method of accounting used by MLP or its Subsidiaries;

            (ix) amended the Certificate of Limited Partnership, Partnership Agreement, or other constitutive documents of MLP or any of its Subsidiaries in any respect materially adverse to MLP, Parent or Sub;

            (x) except in the ordinary course of business consistent with past practice, amended any Material Contract (as hereinafter defined), or any material portion of any existing contract or agreement of MLP or any of its Subsidiaries, in any respect materially adverse to MLP, Parent or Sub;

            (xi) except in the ordinary course of business consistent with past practice, taken any action with the intention of causing a material slowdown in sales or reduction in capital expenditures, including under the 1998 capital expenditure plan set forth in Section 5.1(b)(x) of the Disclosure Schedule;

            (xii) except (A) for the furnishing of credit support arrangements in connection with the Foothill Facility and (B) as contemplated in this Agreement, entered into any transaction with an Affiliate or partner of MLP;

            (xiii) amended any Tax Return or settled any material controversy with respect to Taxes;

            (xiv) suffered any damage, destruction or casualty loss exceeding in the aggregate $100,000, except for any damage or losses covered by insurance;

            (xv) sold, assigned, licensed or transferred any material Intellectual Property; or

            (xvi) entered into any settlement or other agreement with BMI or any material agreement with EAIC Corp. (including any amendment to any existing agreement).

            SECTION 3.9. Absence of Litigation. Except as set forth in Section
3.9 of the Disclosure Schedule, there are no actions, suits or proceedings, to which MLP or any of its Subsidiaries is a party before any court or administrative agency of any federal, state or local jurisdiction, or any arbitrator or other widely-recognized dispute-resolving entity pending, or, to the knowledge of MLP, threatened in writing against MLP or any of its Subsidiaries, that (i) would materially impair the ability of MLP to consummate the Merger as contemplated by this Agreement or (ii) could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 3.10. Compliance with Laws. Neither MLP nor any of its Subsidiaries is in violation of any Law applicable to its business, or by which it is bound, and neither MLP or any of its Subsidiaries has received notice of any such violation, except for violations the existence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 3.11. Governmental Licenses and Permits. Except as set forth in Section 3.11 of the Disclosure Schedule, MLP holds all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations material to, or necessary for, the operation of its business as currently operated by it, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 3.12. Intellectual Property. (a) Section 3.12 (a) of the Disclosure Schedule lists as of the date hereof (i) all United States and foreign patents, trademarks and service marks and applications and registrations therefor, material copyrights and registrations and applications therefor owned or licensed by MLP and each of its Subsidiaries which are material to, or necessary for, the conduct of the business of MLP and each of its Subsidiaries;
(ii) all licenses granted to or by MLP or any of its Subsidiaries pursuant to written agreements pertaining to Intellectual Property which are material to, or necessary for, the conduct of the business of MLP and each of its Subsidiaries;
(iii) all material computer software owned and/or used in the business of MLP and its Subsidiaries (excluding in any event mass-marketed software with individual license fees of less than $1,000); (iv) all written collaboration, development and settlement agreements pertaining to Intellectual Property which are material to, or necessary for, the conduct of the business of MLP and each of its Subsidiaries; and (iv) all suits, actions, proceedings (including, without limitation, infringement, misappropriation, interference, opposition, revocation, cancellation and conflict proceedings) and written claims presently pending or, to the knowledge of MLP, threatened, and all final orders, injunctions, judgments, writs, edicts, awards and decrees presently outstanding, pertaining to any Intellectual Property that is either (A) described in Section 3.12(a) to the Disclosure Schedule, or (B) owned by any third Person and asserted against MLP or any of its Subsidiaries.

                  (b) Except as set forth in Section 3.12(b) of the Disclosure
Schedule: (i) MLP and each of its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, free and clear of all Liens (except Permitted Liens), all of the Intellectual Property described in Section 3.12(a) of the Disclosure Schedule that is necessary for the operation of the business of MLP and each of its Subsidiaries as currently conducted; (ii) to MLP's knowledge, all of the Intellectual Property described in Section 3.12(a) of the Disclosure Schedule is valid and enforceable and is not subject to any challenge by any third party, pending or to MLP's knowledge overtly threatened, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) to MLP's knowledge, MLP and each of its Subsidiaries have not infringed or misappropriated, and the operation of the business of MLP and each of its Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property rights of any Person, and there have been no claims made and neither MLP nor its Subsidiaries has received any written notice concerning its infringement or misappropriation of any Intellectual Property rights of any third Person, in any case that could reasonably be expected to have a Material Adverse Effect; (iv) to MLP's knowledge, no third Person has infringed or misappropriated any of the Intellectual Property described in Section 3.12(a) of the Disclosure Schedule and neither MLP nor its Subsidiaries has received any notice concerning any infringement, misappropriation or conflict by any third Person with the Intellectual Property required to be described in Section 3.12(a) of the Disclosure Schedule, in any case that could reasonably be expected to have a Material Adverse Effect; and (v) with respect to all material agreements entered into by MLP or any of its Subsidiaries pertaining to Intellectual Property, MLP and its Subsidiaries and, to the knowledge of MLP, each of the other parties thereto have performed, in all material respects, all obligations under each such agreement which are required to be performed by such party, there is no default thereunder, and, to the knowledge of MLP, each such agreement is enforceable against MLP and its Subsidiaries and, to the knowledge of MLP, each party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), in each case except as could not reasonably be expected to have a Material Adverse Effect.

            SECTION 3.13. Employee Benefits Matters. Section 3.13 of the Disclosure Schedule lists all the employee benefit plans (as that phrase is defined in

Section 3(3) of ERISA) and any other material benefit or compensation plan, program or arrangement maintained or contributed to by MLP or any of its Subsidiaries or with respect to which MLP or any of its Subsidiaries has any liability to since January 1, 1998 for the benefit of any current or former employee, officer or general partner of MLP or any of its Subsidiaries (the "Benefit Plans"). Except as set forth in Section 3.13 of the Disclosure Schedule or as would not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect:

                      (i) none of the Benefit Plans is a "multiemployer plan"
            within the meaning of Section 3(37) of ERISA or is subject to Title IV of ERISA;

                     (ii) none of the Benefit Plans (other than a multiemployer plan) promises or provides retiree medical or life insurance benefits coverage to any Person other than as required under Section 4980B of the Code;

                    (iii) none of the Benefit Plans (other than a multiemployer plan) provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the other MLP Documents or the consummation of the transactions contemplated hereby or thereby;

                     (iv) each Benefit Plan (other than a multiemployer plan)
            intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Benefit Plan;

                      (v) each Benefit Plan (other than a multiemployer plan)
            has been maintained in form and operation in all material respects in accordance with its terms and the requirements of applicable Law;

                     (vi) MLP has not incurred any liability that remains
            unsatisfied under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any benefit plan (as that phrase is defined in Section 3(3) of ERISA) or other retirement plan or arrangement that MLP or any of its Subsidiaries or any other entity that, together with MLP or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code, maintains, contributes to or has an obligation to contribute to, or to which any of them within six (6) years prior to the date of this Agreement contributed or had an obligation to contribute;

                    (vii) all contributions, premiums or payments under or with respect to a Benefit Plan which are due on or before the Closing Date have been timely paid as of such date;

                   (viii) there are no actions, suits or claims (other than
            routine claims for benefits) pending or threatened involving any Benefit Plan or the assets thereof; and

                  (ix) no liability exists with respect to any multiemployer plan (as such term is defined under Section 3(37) of ERISA) which has arisen as a result of the failure of MLP or any of its Subsidiaries to make required contributions to any multiemployer plan.

            SECTION 3.14.     Taxes.

                  (a) MLP and each of its Subsidiaries has timely filed, or will timely file, all material Tax Returns required to be filed by it with respect to Taxes for any period ending on or before the Closing. All such Tax Returns were (or will be) true and correct in all material respects. All Taxes shown to be payable on such Tax Returns have been (or will be) paid.

                  (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, all material deficiencies asserted or material assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the material Tax Returns required to be filed by MLP or any of its Subsidiaries have been fully paid, and there are no other pending audits, or to the knowledge of MLP, pending investigations by any taxing authority, nor has MLP or any of its Subsidiaries received any notice from any taxing authority that it intends to conduct such an audit or investigation.

                  (c) Except as set forth in Section 3.14(c) of the Disclosure Schedule, neither MLP nor any of its Subsidiaries is a party to any material tax sharing or similar agreement or arrangement or any material tax indemnification or similar arrangement.

                  (d) Except as set forth in Section 3.14(d) of the Disclosure Schedule, to MLP's knowledge, no claim has ever been made by an authority in a jurisdiction where MLP or any of its Subsidiaries does not currently file Tax Returns that the entity so not filing is or may be subject to taxation by or a filing requirement in that jurisdiction.

                  (e) None of the assets of MLP and its Subsidiaries are subject to any Liens for Taxes, other than Permitted Liens.

                  (f) Except as set forth in Section 3.14(f) of the Disclosure Schedule, neither MLP nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (g) MLP is (and, during its entire existence, has been) properly classified as a partnership for federal income tax purposes. All Tax Returns have been filed consistent with such classification.

                  (h) No Subsidiary of MLP (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations or (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (i) None of MLP nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

                  (j) Neither MLP nor any of its Subsidiaries will be required to make an adjustment to taxable income under Section 481 of the Code (or any similar provision of state, local, or foreign law) for any period ending on or after the Closing Date by reason of a voluntary change in accounting method initiated by it and neither the Internal Revenue Service nor any other governmental authority has initiated or proposed any such change in accounting method.

                  (k) No Subsidiary of MLP (i) is a "controlled foreign corporation" within the meaning of Section 957 of the Code or (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return.

                  (l) Neither MLP nor any of its Subsidiaries owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.

            SECTION 3.15.     Real Property.

                  (a) Section 3.15(a) of the Disclosure Schedule lists by street address (i) all real estate leased, subleased or otherwise occupied pursuant to a written agreement (the "Leases") by MLP or any of its Subsidiaries (each, a "Leased Property" and collectively, the "Leased Properties") or (ii) owned in fee by MLP or any of its Subsidiaries (each, an "Owned Property" and collectively, the "Owned Properties," and collectively with the Leased Properties, the "Real Property"). Each of the Leased Properties is leased to MLP or one of its Subsidiaries pursuant to a written lease, copies of which have been made available to Parent prior to the date hereof. With respect to each
Lease: (A) MLP or the applicable Subsidiary has a good and valid leasehold interest in and to the applicable Leased Property, subject to no Liens, except for Permitted Liens; (B) each Lease is in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and none of MLP or any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Lease, except for Permitted Liens; and (iii) MLP has received no notice of any material default or, to the knowledge of MLP, any condition exists which, with the giving of notice, the passage of time or both, would reasonably be expected to result in a material default under any Lease, except, in case of clauses (i), (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding options or rights of first refusal to purchase the Owned Property or any portion thereof or interest therein. MLP or one of its Subsidiaries has good and insurable title in and to the Owned Property, free and clear of all Liens other than Permitted Liens.

                  (b) The Real Property constitutes all of the real property owned, leased, or otherwise utilized in connection with the business of MLP and its Subsidiaries. Except as set forth in Section 3.15(b) of the Disclosure Schedule, other than MLP and its Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Real Property, except under or pursuant to Permitted Liens or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To MLP's knowledge, there exists no violation of any material covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All facilities located on the Real Property are supplied with adequate utilities and other services necessary for the current operation of such facilities. There is no pending or, to the knowledge of MLP, any threatened condemnation proceeding, or material lawsuit or administrative action affecting any portion of the Real Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 3.16.     Environmental Matters.

                  (a) Except as disclosed in Section 3.16 of the Disclosure Schedule, MLP and each of its Subsidiaries is in compliance with all Environmental Laws and has obtained and is in compliance with all governmental permits, licenses, orders, consents and approvals required under such Environmental Laws and necessary for MLP to conduct its business as currently conducted, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) Since January 1, 1996, neither MLP nor its Subsidiaries have received any written notice from a Governmental Entity alleging that MLP is in violation in any material respect of any Environmental Law, or any permit issued pursuant to any Environmental Law.

                  (c) To the knowledge of MLP, MLP and its Subsidiaries have no contingent liability in connection with any Release of any Hazardous Materials into the environment.

                  (d) No investigations or judicial or administrative proceedings are pending with any Governmental Entity or, to the knowledge of MLP, overtly threatened (including with respect to the business, operations or current or previously owned, operated or leased real property of MLP and its Subsidiaries) which would, individually or in the aggregate, reasonably be expected to result in the imposition of any material liability under any Environmental Law.

                  (e) Except as set forth in Section 3.16(e) of the Disclosure Schedule, there is not located at any Owned Property to the knowledge of MLP, any (i) underground storage tank, (ii) friable asbestos-containing material or
(iii) equipment containing polychlorinated biphenyls.

            SECTION 3.17. Material Contracts.

                  (a) Except as expressly provided in this Section 3.17(a),
Section 3.17 of the Disclosure Schedule lists each of the following contracts and agreements of MLP and its Subsidiaries (such contracts being "Material Contracts") as of the date hereof:

                      (i) all contracts and agreements for the purchase or lease of inventory, other materials or real or personal property for the furnishing of services under the terms of which: (A) MLP or any of its Subsidiaries (I) has paid or is likely to pay consideration of more than $100,000 in the aggregate during any twelve-month period which includes the date hereof and the Closing Date, or (II) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract and (B) cannot be cancelled by MLP or any of its Subsidiaries without penalty or further payment or without more than ninety (90) days' notice;

                     (ii) all contracts and agreements for the sale or lease of inventory or other personal or real property or for the furnishing of services of MLP or any of its Subsidiaries which: (A)(I) are likely to involve consideration of more than $100,000 in the aggregate during the twelve-month period immediately preceding the date hereof, or (II) are likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract and (B) cannot be cancelled by MLP or any of its Subsidiaries without penalty or further payment or without more than ninety (90) days' notice (provided that such contracts and agreements for the furnishing of services of MLP or any of its subsidiaries which have been entered into in the ordinary course of business, consistent with past practice need not be disclosed on
            Section 3.17 of the Disclosure Schedule but shall be deemed "Material Contracts" for all purposes of this Agreement);

                    (iii) all contracts and agreements relating to indebtedness for borrowed money of MLP or any of its Subsidiaries in excess of $100,000;

                     (iv) all contracts and agreements that limit or purport to limit the ability of MLP or any of its Subsidiaries (insofar as it relates to any business) to compete in any line of business or with any Person or in any geographic area or during any period of time after the date hereof;

                      (v) all contracts and agreements relating to the
            acquisition by MLP or any of its Subsidiaries of any operating business, the capital stock or all or substantially all of the assets of any Person since January 1, 1998;

                     (vi) all contracts and agreements with any director,
            officer or employee of MLP or any of its Subsidiaries (including any involving employment or severance) in excess of $100,000 or with any union or other employee representative;

                    (vii) all contracts and agreements containing any guarantee granted by MLP or any of its Subsidiaries in excess of $100,000;

                   (viii) all joint venture agreements; and

                     (ix) any other contract or agreement involving the receipt or expenditure of more than $500,000 in the aggregate or $200,000 annually.

                  (b) Each Material Contract is binding on MLP and, to MLP's knowledge, on the other party thereto, and, to MLP's knowledge, is in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither MLP nor any of its Subsidiaries is in default under any Material Contract, and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by MLP or the applicable Subsidiary, as the case may be, under any provision thereof, and to MLP's knowledge, each party other than MLP or its Subsidiaries party to any of the Material Contracts has complied with the material provisions of the Material Contracts, is not in material default under any of the terms thereof, and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any such other party under any provision thereof, in any case that this could reasonably be expected to have a Material Adverse Effect. Neither MLP nor any of its Subsidiaries has (i) received any written notice of termination with respect to any of the Material Contracts, (ii) assigned any of its material rights or material obligations under any of the Material Contracts or (iii) waived any of its material rights in writing under any of the Material Contracts. True and complete copies of all written Material Contracts (along with any amendments thereto) have been made available to Parent prior to the date hereof.

            SECTION 3.18. Voting Requirements. No vote or approval of any holder of any class of partnership interest of MLP is necessary to approve this Agreement, the other MLP Documents, the Merger or the consummation of the transactions contemplated hereby or thereby, except as shall have been obtained prior to the date hereof.

            SECTION 3.19. No Undisclosed Liabilities. Except as set forth in
Section 3.19 of the Disclosure Schedule, none of MLP or any of its Subsidiaries has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute or contingent) that would be required to be reflected in or described in the footnotes to a balance sheet of MLP prepared in accordance with GAAP which was not either (i) reflected in or described in the footnotes to the September 30, 1998 consolidated balance sheet of MLP, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 1998, or (iii) otherwise disclosed in this Agreement or any Sections of the Disclosure Schedule.

            SECTION 3.20. Tangible Personal Property. MLP or its Subsidiaries has good title to, or holds by valid and existing lease or license, free and clear of all Liens other than Permitted Liens, all items of tangible personal property reflected on the Balance Sheet or currently used the business of MLP and its Subsidiaries (except in each case such tangible personal property sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice).

            SECTION 3.21. Powers of Attorney. Neither MLP nor any of its Subsidiaries has granted any power of attorney to any Person.

            SECTION 3.22. Transactions with Affiliates. Except as set forth on
Section 3.22 of the Disclosure Schedule, (a) neither MLP nor any of its Subsidiaries is a party to any Material Contract with any of its Affiliates, and
(b) no Affiliate of MLP or any of its Subsidiaries (other than MLP and its Subsidiaries) owns any material asset, property, or right, tangible or intangible, that is used in MLP's or any of its Subsidiaries' business as currently conducted.

            SECTION 3.23. Insurance. Section 3.23 of the Disclosure Schedule sets forth a list of all policies of fire, liability, product liability, worker's compensation and other forms of liability and casualty insurance, including self-insurance programs, currently in effect with respect to MLP and its Subsidiaries and their respective businesses and assets involving coverage amounts in excess of $100,000 in any given year. To MLP's knowledge, neither MLP nor any of its Subsidiaries is in default with respect to its material obligations under any such insurance policy.

            SECTION 3.24. Labor Matters. Except as set forth in Section 3.24(a) of the Disclosure Schedule, neither MLP or any of its Subsidiaries is a party of any labor union or collective bargaining agreement. Except as set forth in 3.24(b) of the Disclosure Schedule, neither MLP nor any of its Subsidiaries is a party to any pending, or to MLP's knowledge, threatened, labor action, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of MLP or any of its Subsidiaries (excluding routine workers' compensation claims), which, if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to MLP and its Subsidiaries, any notice to any employee representative pursuant to the WARN Act or any currently effective collective bargaining agreement has been given, and all employer bargaining obligations have been, or prior to the Effective Time will be, satisfied except where the failure to give such notice or satisfy such obligations could reasonably be expected to have a Material Adverse Effect.

            SECTION 3.25. Brokers. Except for fees and commissions which will be paid by MHC to Donaldson, Lufkin & Jenrette Securities Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the other MLP Documents based upon arrangements made by or on behalf of MLP or any partner thereof.

            SECTION 3.26. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY MLP IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. MLP HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES,

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT OR THE SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).


                               ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND SUB

            Parent and Sub, jointly and severally, represent and warrant to MLP as follows:

            SECTION 4.1. Incorporation and Authority. Each of Parent and Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and to enter into this Agreement and each other agreement, document, instrument or certificate to be executed by Parent or Sub in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, such agreements, documents, instruments and certificates being, the "Purchaser Documents"), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Purchaser Documents by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder and thereunder and the consummation by each of Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Parent, its members and Sub. This Agreement has been, and each of the other Purchaser Documents at Closing will be, duly executed and delivered by each of Parent and Sub, and (assuming due authorization, execution and delivery by each of the parties hereto and thereto other than Parent and Sub) this Agreement constitutes, and each of the other Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Parent and Sub enforceable against Parent and Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of Parent and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for where the failure to be so qualified would not have a Material Adverse Effect with respect to Parent or Sub. Parent owns beneficially and of record all of the outstanding membership interests in Sub. As of the date hereof, (i) Parent has no material assets and has no material liabilities (other than its ownership of membership interests in Sub and capital stock of ACN Holdings, Inc., a Delaware corporation) and (ii) Sub has no Subsidiaries or shares of capital stock or other equity securities of any Person (other than Sub's ownership of capital stock of Business Sound, Inc., an Ohio corporation).

            SECTION 4.2. No Conflict. The execution, delivery and performance of this Agreement and the other Purchaser Documents by Parent and Sub do not and will not (a) violate or conflict with the certificate of formation, limited liability company agreement, members agreement or other constitutive documents of Parent or Sub, (b) conflict with or violate any Law or Governmental Order applicable to Parent or Sub or (c) conflict with, violate, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Parent or Sub is a party, except as would not reasonably be expected to (A) have a Material Adverse Effect with respect to Parent or Sub, or (B) materially impair the ability of Parent and Sub to consummate the Merger and the other transactions contemplated by this Agreement and the other Purchaser Documents in accordance with the terms hereof and thereof.

            SECTION 4.3. Consents and Approvals. The execution and delivery of this Agreement and the other Purchaser Documents by Parent and Sub do not, and the performance of this Agreement and the other Purchaser Documents by Parent and Sub will not, require any consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity in connection with the execution and delivery of this Agreement or any of the other Purchaser Documents by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement or any of the other Purchaser Documents, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement or any of the other Purchaser Documents and the transactions contemplated hereby and thereby, (iii) the filing of the Certificate of Merger with the

Delaware Secretary of State, and appropriate notification documentation with the relevant authorities of other states in which MLP or Sub is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.3 of the Disclosure Schedule, (v) any applicable filings under state anti-takeover laws, and (vi) any other filings, authorizations, consents or approvals, the failure to make or obtain which, in the aggregate, would not reasonably be expected to (A) a Material Adverse Effect with respect to Parent or Sub, or (B) materially impair the ability of Parent and Sub to consummate the Merger and the other transactions contemplated by this Agreement and any of the other Purchaser Documents.

            SECTION 4.4. Capitalization. The capitalization of Parent immediately after the Effective Time shall be as set forth on Schedule B of the Amended Parent LLC Agreement. Except as expressly provided in this Agreement and except for the ACN LLC Documents (as herein defined), as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Parent or Sub is a party requiring, and there is no membership interest or other equity security of Parent outstanding which upon conversion or exchange would require, the issuance by Parent or Sub of any additional membership interests or other equity securities of Parent or Sub or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other equity security of Parent or Sub.

            SECTION 4.5. Financial Statements. The parties acknowledge that the balance sheets at October 6, 1998 and November 30, 1998 of Sub have not been completed, and, therefore, have not been furnished to MLP and the GP Entities. Parent has furnished to MLP and the GP Entities an unaudited statement of operations of Sub for the period from October 6, 1998 through November 30, 1998. Management of Sub believes that this statement has been prepared, in all material respects, in accordance with GAAP, except for (a) year-end audit adjustments, (b) for potential effects of conforming accounting policies as a result of the consummation of the transactions contemplated by this Agreement,
(c) that such statement excludes any charges related to depreciation and amortization of tangible and intangible assets and (d) that such statement excludes interest expense for borrowed money.

            SECTION 4.6. Absence of Certain Changes or Events. Parent and Sub were organized for the purpose of acquiring the assets formerly of Audio Communications Network, Inc. and its Subsidiaries pursuant to the terms and conditions of the Asset Purchase Agreement dated as of October 6, 1998 (the "ACN Purchase Agreement") between Sub and DMA Holdings Statutory Trust (the "ACN

Seller"), and prior to the consummation of such acquisition neither Parent nor Sub were engaged in any other business or operating activities. Since October 6, 1998, to Parent's and Sub's knowledge as of the date hereof, there has not occurred any event that could reasonably be expected to have a Material Adverse Effect with respect to Parent or Sub. Since October 6, 1998, neither Parent nor Sub has done any of the following:

      (i) (1) declared, set aside or paid any distributions (whether in cash, equity securities or other property) in respect of its membership interests or other equity securities; or (2) except from current or former employees of Parent or Sub, redeemed, purchased or otherwise acquired any of its membership interests or other equity securities; or

      (ii) except as set forth on Schedule 4.6 or as contemplated by this Agreement, entered into any material transaction with ABRY Broadcast Partners III, L.P., its partners or employees or any of their respective Affiliates (other than David Unger, Joseph Koff, Parent or any of Parent's Subsidiaries).

            SECTION 4.7. Voting Requirements. No vote of the holders of the membership interests or other equity securities of any class or series of Parent is necessary to approve this Agreement, any of the other Purchaser Documents, the Merger or to consummate the other transactions contemplated hereby or thereby, except as shall have been obtained prior to the date hereof.

            SECTION 4.8. Absence of Litigation. No action is pending or, to the best knowledge of Parent and Sub, threatened before any Governmental Entity which (i) seeks to delay or prevent the consummation of the Merger and the other transactions contemplated hereby or (ii) (A) which would materially impair the ability of Parent and Sub to consummate the Merger and the other transactions contemplated by this Agreement or any of the other Purchaser Documents in accordance with the terms hereof or thereof or (B) could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent or Sub.

            SECTION 4.9.      Taxes.

                  (a) Each of Parent and Sub has timely filed, or will timely file, all material Tax Returns required to be filed by it with respect to Taxes for any period ending on or before the Closing. All such material Tax Returns were (or will

be) true and correct in all material respects. All Taxes shown to be payable on such material Tax Returns have been (or will be) paid.

                  (b) Except as set forth on Schedule 4.9(b), as of the date hereof, there are no pending audits or, to the knowledge of Parent and Sub pending investigations by any taxing authority, nor has Parent or Sub received any notice from any taxing authority that it intends to conduct such an audit or investigation, in each case, which could reasonably be expected to have a Material Adverse Effect with respect to Parent or Sub.

                  (c) Neither Parent nor Sub is a party to any material tax sharing or similar agreement or arrangement.

                  (d) Parent is (and, during its entire existence, has been) properly classified as a partnership for federal income tax purposes and Sub is (and during its entire existence, has been) properly either classified as a partnership or disregarded as a separate entity, in each case, for federal income tax purposes. No federal Tax Return has been filed in any manner that is inconsistent with such classification.

            SECTION 4.10.     Material Contracts.

                  (a) Except for the agreements listed on Schedule 4.10, this Agreement and as contemplated by this Agreement (collectively, the "ACN LLC Documents"), as of the date hereof, there are no agreements or understandings with respect to the voting, sale or transfer of any membership interests or other equity securities of Parent or Sub to which Parent, Sub or, to the knowledge of Parent or Sub, any member of Parent is a party.

                  (b) As of the date hereof, neither Parent nor Sub have received notice of, nor to the knowledge of Parent or Sub as of the date hereof, has there occurred, any material breach of any representation or warranty made by the ACN Seller in or any default by the ACN Seller under the ACN Purchase Agreement which breach or default could reasonably be expected to have a Material Adverse Effect with respect to Parent or Sub. As of the date hereof, there are no material claims or disputes pending between the ACN Seller and its Affiliates, on the one hand, and Parent and Sub and their respective Affiliates, on the other, with respect to the transactions consummated pursuant to the ACN Purchase Agreement.

                  (c) True and complete copies of the ACN LLC Documents and the ACN Purchase Agreement have been provided to the GP Entities, and, as of the date hereof, neither Parent nor Sub have entered into or agreed to any amendment or modification of or material waiver of rights under the ACN Purchase Agreement or, except as expressly provided herein, the Parent LLC Documents.

            SECTION 4.11. Financial Ability. Sub has received, and has delivered to MLP prior to the date hereof, a true, correct and complete copy of the commitment letter from Goldman Sachs Credit Partners L.P., Canadian Imperial Bank of Commerce and CIBC Oppenheimer Corp. (the "Senior Lenders") dated January 28, 1999 (the "Senior Debt Commitment Letter"), pursuant to which the Senior Lenders have committed to provide to Sub up to $245,000,000 in financing for the Merger, subject to the terms and conditions contained therein. At the Closing, Sub shall have cash available sufficient to enable it to pay the remainder of the cash portion of the Merger Consideration and to repay the Funded Indebtedness as of the Closing in accordance with the terms and conditions set forth in this Agreement. During the period beginning on October 6, 1998 and ending as of immediately prior to the Closing, Parent shall have received at least $45,000,000 in aggregate capital contributions in exchange for the issuance of its Class A Units.

            SECTION 4.12. Brokers. Except for fees and commissions which will be paid by Parent or Sub, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and any of the other Purchaser Documents based upon arrangements made by or on behalf of Parent or Sub.


                                ARTICLE V

                           CERTAIN COVENANTS

            SECTION 5.1. Conduct of Business Prior to the Closing . (a) Unless Parent otherwise agrees in writing and except as otherwise expressly set forth herein, between the date of this Agreement and the Effective Time, MLP shall, and shall cause its Subsidiaries to, (i) carry on their respective businesses in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to keep available the services of its key officers and employees (except for retirements in the ordinary course) and preserve the good will of those engaged in material business relationships with it; provided, however, that nothing herein shall require MLP to increase the compensation of, or provide any other retention incentive to, any officer or employee beyond that provided as of the date of this Agreement.

                  (b) Except as expressly provided in this Agreement between the date of this Agreement and the Effective Time, MLP will not and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld):

                      (i) grant any Lien on any material asset (whether tangible or intangible) other than Permitted Liens or Liens securing Funded Indebtedness;

                     (ii) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of options or performance awards) or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any key employee, except in the ordinary course of business consistent with past practice or as may be required by law or applicable employment agreement or collective bargaining agreement;

                    (iii) enter into any employment or severance agreement with any employee or any collective bargaining agreement other than any employment agreement entered into in the ordinary course of business providing for compensation of not more than $50,000 per annum and not providing any material severance benefits or other payment or benefit after the termination of employment thereunder except as required by Law;

                     (iv)(1) declare, set aside or pay any distributions
            (whether in cash, equity securities, partnership interests or other property) in respect of its partnership interests or equity securities; (2) redeem, purchase or otherwise acquire any of its partnership interests or equity securities or any other securities or obligations convertible into or exercisable or exchangeable for any partnership interests or equity securities; (3) issue, sell or encumber any of its partnership interests or equity securities or any securities or obligations convertible into or exercisable or exchangeable for any such partnership interests or equity securities; or (4) sell, assign, transfer, lease or otherwise dispose of any assets other than the sale of inventory in the ordinary course of business, except (A) in connection with the sale or other disposition or replacement of used or obsolete equipment in the ordinary course of business, (B) the distribution of the Distributed Shares to the Paying Agent pursuant to Section 2.3(a) hereof, (C) the distribution of the Management Receivables to the Paying Agent pursuant to Section 2.3(a) hereof, or (D) the issuance of Units upon the exercise or extinguishment of outstanding Options;

                      (v) (A) acquire (by merger, consolidation, acquisition of
            stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or material assets outside the ordinary course of business, or (B) except for borrowings under the Foothill Facility, incur any indebtedness for borrowed money or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than MLP or any of its Subsidiaries), or make any loans, advances (other than advances of expenses to employees in the ordinary course of business) or distributions of cash (other than by any Subsidiary of MLP to MLP;

                     (vi) except as required by law or changes required by GAAP, materially change any method of accounting used by MLP or its Subsidiaries;

                    (vii) amend the Certificate of Limited Partnership,
            Partnership Agreement, or other constitutive documents of MLP or any of its Subsidiaries in any respect materially adverse to MLP, Parent or Sub;

                   (viii) except in the ordinary course of business consistent with past practice enter into or amend any Material Contract (or any contract or agreement which would be deemed a Material Contract if such contract or agreement had been entered into as of the date hereof), or waive any material portion of any existing contract or agreement of MLP or any of its Subsidiaries in any respect materially adverse to MLP, Parent or Sub;

                     (ix) enter into any settlement or other agreement with BMI or any material agreement with EAIC Corp. (including any amendment to any existing agreement);

                      (x) except in the ordinary course of business consistent
            with past practice, take any action with the intention of causing a material slowdown in sales or reduction in capital expenditures, including under the 1998 capital expenditure plan set forth in
            Section 5.1(b)(x) of the Disclosure Schedule;

                     (xi) except (A) for the furnishing of credit support
            arrangements in connection with the Foothill Facility and (B) as contemplated in this Agreement, enter into any transaction with an Affiliate or partner of MLP;

                    (xii) amend any Tax Return or settle any material
            controversy with respect to Taxes;

                   (xiii) sell, assign, license or transfer any material
            Intellectual Property; or

                    (xiv) implement any plant closing or layoff of employees
            that would require the provision of notification of workers pursuant to the WARN Act prior to the Effective Time.

            SECTION 5.2. Other Actions. MLP and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions of the Merger set forth in
Article VII not being satisfied.

            SECTION 5.3. Notification of Certain Events. Each of the parties hereto shall use its commercially reasonable best efforts to notify the other parties hereto in writing of the occurrence of any event, change or condition that results in the breach of a representation or warranty of such party under this Agreement.

                               ARTICLE VI

                          ADDITIONAL AGREEMENTS

            SECTION 6.1. Access to Information; Confidentiality; Assistance with Financing.

                  (a) Upon reasonable prior notice, MLP shall afford to Parent and Sub and to the officers, counsel, financial advisors and other representatives of Parent and Sub reasonable access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments, personnel and records and, during such period, MLP shall furnish as promptly as practicable to Parent and Sub such information concerning its business, properties, financial condition, operations and personnel as Parent and Sub may from time to time reasonably request. Parent and Sub will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any information obtained from MLP in confidence in accordance with the provisions of that certain confidentiality agreement dated July 21, 1998, between Parent and MLP (the "Confidentiality Agreement"). Notwithstanding the preceding sentence, MLP acknowledges that (i) Parent and/or Sub may cause an offering memorandum or similar document to be prepared and used in connection with the consummation of Parent's and Sub's financing of the transactions contemplated hereby and (ii) Parent and/or Sub may commence, or may request MLP to commence (subject to agreement on reasonable expense reimbursement and indemnification arrangements), a Senior Note Tender Offer (the closing of which shall be conditioned on the consummation of the Merger); and MLP agrees to use commercially reasonably efforts to furnish Parent and Sub with access to, and to permit the use of, all information necessary, and to cause the cooperation of, all personnel necessary for Parent and Sub to consummate such financing and any such Senior Note Tender Offer; provided, however, that (A) no information obtained from MLP or its agents subject to the Confidentiality Agreement (excluding any information currently on file with the SEC or information the disclosure of which would customarily be contained in the SEC filings of a public issuer and could not reasonably be expected to have a Material Adverse Effect with respect to MLP) shall be included without MLP's prior consent (which consent shall not be unreasonably withheld) in any offering memorandum, offer to purchase or similar disclosure document utilized in connection with such financing or Senior Note Tender Offer, and (B) MLP shall be provided a reasonable opportunity to review any such information proposed to be included in any such disclosure documents or any material revisions or supplements thereto or modifications thereof. In addition, MLP (w) shall permit

Parent, Sub and/or ACN Holdings, Inc. to use the name Muzak LLC and/or Muzak Finance Corp. (or any similar derivation thereof other than the actual name of MLP or any of its Subsidiaries) in connection with the Surviving Entity's, Parent's and Sub's financing of the transactions contemplated hereby, provided the applicable disclosure documents contain reasonable disclosures to distinguish MLP and its Affiliates from the Person(s) seeking the financing, (x) shall request its accountants to consent to the inclusion of their report or reports in, and to issue a comfort letter in connection with, any offering memoranda or filings required by such financing, (y) shall permit Parent and Sub to negotiate employment and equity participation arrangements with MLP's and its Subsidiaries' management, provided that Parent and Sub shall disclose to MHC in writing upon its request at any time prior to the Closing the terms of all employment, equity participation and other compensatory arrangements with such management and (z) shall permit Parent and Sub to use MLP's management for presentations in connection with Parent's and Sub's financing of the transactions contemplated hereby. Parent and Sub acknowledge that any pro forma adjustments to the financial statements of MLP included in any disclosure document utilized in connection with any financing or Senior Note Tender Offer are the sole responsibility of Parent and Sub, and Parent and Sub agree to bear all fees and expenses of Deloitte & Touche in reviewing and giving comfort on the financial statements and information concerning MLP included in any such disclosure document.

                  (b) If required by Parent's and Sub's financing sources, with respect to any parcel of Owned Property, MLP shall use its commercially reasonable efforts to deliver to Parent and Sub, at Parent and Sub's sole cost and expense, title insurance and/or survey or surveys for such parcel of Owned Property, in each case, in form and substance reasonably acceptable to Parent. If required by a Parent's and Sub's financing sources, with respect to each parcel of Leased Property, MLP shall use its commercially reasonable efforts to deliver to Parent and Sub a nondisturbance agreement, a consent and waiver and/or an estoppel letter executed by the landlord, lessor, landlord and/or licensor of such Leased Property, in each case, in form and substance reasonably acceptable to Parent; provided, that all reasonable out-of-pocket expenses (including attorney's fees) in connection with the delivery of such agreements, consents, waivers and estoppel letters shall be paid by Parent and Sub.

            SECTION 6.2.      Best Efforts.

                  (a) Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII. The parties acknowledge and agree, for greater clarity, that the failure of the representations and warranties of MLP to be true and correct on and as of the Closing Date in accordance with Section 7.2(b) hereof shall not of itself constitute a breach of this Agreement by MLP or any GP Entity; in such event the officer's certificate delivered by MHC pursuant to Section 7.2(b) shall set forth any such failures, and Parent and Sub shall have the right to determine whether or not to waive the satisfaction of such condition.

                  (b) Parent and Sub shall not attempt, directly or indirectly, to induce or encourage, the exercise by the Senior Lenders of any right not to fund such credit facilities under the terms of the Senior Debt Commitment Letter. In the event the Senior Lenders fail to fund such credit facilities, Parent and Sub shall request the Senior Lenders to communicate directly to MLP the circumstances and bases therefor.

                  (c) Prior to the Closing, MLP shall use reasonable best efforts to obtain such third party consents to the Merger under MLP's customer contracts described in Section 6.2(c) of the Disclosure Schedule as may reasonably be requested by Parent and Sub.

            SECTION 6.3.      Benefit Plans and Employment Agreements.

                  Parent shall cause the Surviving Entity and its Subsidiaries to continue to employ, on terms comparable to those currently provided by MLP and its Subsidiaries, all employees of MLP and its Subsidiaries as of the Effective Time ("Continuing Employees"), including any employees on disability or other approved leave of absence; provided, however, nothing in this Agreement shall limit the Surviving Entity's or any of its Subsidiaries' right to terminate any employee after the Effective Time. With respect to those employee benefit plans, arrangements or policies of Parent or any of its Subsidiaries made available to Continuing Employees after the Effective Time (other than Option Plans), each such plan, arrangement or policy shall be offered to such Continuing Employees (and, if applicable, their dependents) with recognition for service under corresponding Benefit Plans prior to the Effective Time for purposes of eligibility, vesting, any waiting period, pre-existing conditions or insurability (other than any waiting period, pre-existing conditions of lack of insurability that constituted a restriction or limitation with respect the benefits available to a Continuing Employee immediately prior to the Effective Time) and shall credit the Continuing Employees with any co-payments or deductibles satisfied in the current plan year.

                  After Closing, Parent and the Surviving Entity shall indemnify, defend and hold harmless MHC and its present and former directors, officers, employees, Affiliates, successors, assigns, agents and representatives and each other GP Indemnified Party from and against any and all Losses and related Expenses based upon, attributable or resulting from any claims or demands by Continuing Employees or their family members arising out of or in connection with the employment of the Continuing Employees on and after the Effective Time, including any claims relating to any severance arrangements and any Employee Benefit Plans which are "welfare" plans (within the meaning of Section 3(1) of ERISA). Notwithstanding the foregoing sentence, nothing in this
Section 6.3 shall limit the indemnification of the Parent Indemnified Parties pursuant to Section 10.1(a).

            SECTION 6.4. Public Announcements. Parent and Sub, on the one hand, and MLP and each GP Entity, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

            SECTION 6.5. Acquisition Proposals. None of MLP, any holders of Units (on behalf of MLP) or any GP Entity shall, nor shall any of MLP, the holders of Units (on behalf of MLP) or any GP Entity authorize or permit any officer or employee thereof, or any investment banker, attorney or other advisor or representative of MLP or any GP Entity to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. In the event MLP receives any Acquisition Proposal in writing after the date hereof, MLP shall promptly notify Parent thereof.

            SECTION 6.6. Consents, Approvals and Filings. (a) MLP and Parent will make and cause their respective Subsidiaries, as soon as practicable, to make all necessary filings, including, without limitation, those required under the HSR Act, the Securities Act of 1933, as amended, and the Exchange Act in order to facilitate the prompt consummation of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof. In addition, each of MLP and Parent will use its commercially reasonable best efforts, and will cooperate fully with each other, (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of MLP and Parent shall use its commercially reasonable best efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

                  (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to any Governmental Entity in connection with this Agreement.

                  (c) At the Closing, the GP Entities agree, subject to obtaining the necessary regulatory approvals, to cause the FCC licenses listed in Section 3.3 of the Disclosure Schedule, which are held by MLP Communications Company, to be transferred to the Surviving Entity or its designee.

            SECTION 6.7.      Allocation of Merger Consideration and Tax
Matters.

                  (a) Parent and MLP agree that the Merger Consideration (together with the amount of all liabilities of MLP as of the Closing) shall be allocated among the assets of MLP in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

                  (b) The allocation prescribed by subsection (a) shall be made by MHC within ninety (90) days following the Closing, and shall be subject to the approval of Parent, which shall not be unreasonably withheld, in each case in accordance with Section 6.7 of the Disclosure Schedule. Subject to the requirement of applicable Tax law, Parent, the Surviving Entity, MLP and the GP Entities agree to be bound by such allocations and to cause all Tax Returns and reports filed by them to be prepared consistently with such allocations and neither Parent nor the GP Entities shall take a position contrary thereto.

                  (c) Parent, the Surviving Entity, MLP and the GP Entities agree to treat the Merger, for all federal, state and local income tax purposes, as (i) a transfer by MLP of all of its assets (subject to its liabilities) to the Surviving Entity in exchange for the Payment Fund (exclusive of the LLC Units) and the Escrow Funds followed by (ii) the liquidation of MLP.

                  (d) For the avoidance of doubt and notwithstanding any other provision of this Agreement, the Delaware RULPA or the Delaware LLCA, as of and following the Effective Date, the Surviving Entity shall have no obligations under the tax distribution provisions of the Partnership Agreement either with respect to income reported as earned by MLP prior to, on or after the Effective Date or due to a subsequent adjustment of that reported income due to a Tax examination, audit or other proceeding.

                  (e) The Surviving Entity shall promptly forward any notices received by it with respect to Taxes or taxable income of MLP to MHC and any controversy with respect to the Taxes or taxable income of MLP shall be handled exclusively by MHC.

            SECTION 6.8. Interim Financial Statements. As soon as available, but in any event not later than thirty (30) days after the end of each monthly fiscal period beginning after the date hereof and ending on the last monthly fiscal period preceding the Effective Date, MLP shall deliver to Parent the unaudited consolidated balance sheet of MLP as at the end of each such period and the related unaudited consolidated statements of income and cash flows of MLP for such period. Except as expressly stated therein, all such financial statements shall be prepared in accordance with GAAP applied on a basis consistent with the financial statements referenced in Section 3.7(b) hereof.

            SECTION 6.9.      Fourth Quarter Financial Statements.

                  (a) As soon as reasonably practicable after the end of the last quarterly fiscal period of MLP for fiscal year 1998 but in any event no later than February 15, 1999, MLP shall deliver to Parent the unaudited consolidated balance sheet of MLP as of December 31, 1998 and the related unaudited consolidated statements of income and cash flows of MLP for such period (the "Fourth Quarter Financial Statements") as well as a detailed calculation of the Fourth Quarter

Adjustment Percentage based on such Fourth Quarter Financial Statements (the "Fourth Quarter Adjustment Percentage Statement"). The Fourth Quarter Financial Statements shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the financial statements referenced in Section 3.7(b) hereof. MLP shall use commercially reasonable efforts to cause the audit of the 1998 financial statements of MLP to be completed no later than February 15, 1999 or as soon as practicable thereafter, provided, that the failure to cause such audit to be completed on or prior to February 15, 1999 shall not constitute a breach or default by MLP hereunder. Whether or not the transactions hereby shall be consummated, Parent shall reimburse MLP for, or pay, the incremental costs and Expenses associated with expediting the completion of the audit in accordance with the preceding sentence.

                  (b) At least five business days prior to the Closing, MLP shall prepare and furnish to Parent MLP's proposed computation of the Adjusted Equity Value (which shall be based on the Fourth Quarter Adjustment Percentage Statement, as it may be adjusted by MLP and Parent in writing after the date such statement has been delivered to Parent) together with a statement of the basis of such computation setting forth in reasonable detail the component items specified in Section 2.3(f) hereof. Parent shall promptly review such computation, and Parent and MLP shall use reasonable best efforts in good faith to reach agreement on the amount of the Adjusted Equity Value prior to the Closing and shall in good faith provide reasonable access to the other to the information necessary to do so. In the event such parties are unable so to agree, subject to the condition of Parent and Sub contained in Section 7.2(h) being satisfied or waived in writing by Parent and Sub, the disputed amount up to $10,000,000 shall be paid into escrow with the Paying Agent at the Closing under the Post-Closing Escrow Agreement pending resolution of such dispute in accordance with the arbitration provisions of the Post-Closing Escrow Agreement. In no event shall the resolution of any such dispute following the Closing require the payment of any amounts by MHC on behalf of the holders of the Units in excess of the amount paid into escrow pursuant to this Section 6.9(b) together with any earnings, costs and expenses payable under the provisions of the Post-Closing Escrow Agreement.

            SECTION 6.10. Accountants' Management Letters. Promptly after receipt by MLP, MLP shall deliver to Parent copies of all accountants' management letters and all management and board responses to such letters.

            SECTION 6.11. Solvency Certificate. At the Closing, Parent and the Surviving Entity shall furnish to the GP entities a solvency certificate (the "Solvency Certificate"), substantially in the form attached hereto as Exhibit C that the

Surviving Entity, giving effect to the transactions contemplated hereunder at the Closing is "Solvent". For purposes of this Section 6.11, "Solvent" means that the Surviving Entity hereunder (a) will own assets, the fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of the Surviving Entity and (ii) greater than the amount that will be required to pay the probable liabilities of the Surviving Entity's then existing debts as they become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to the Surviving Entity; (b) will have capital that is not unreasonably small in relation to its business as presently conducted or for any contemplated or undertaken transaction; and (c) does not believe that the Surviving Entity will incur debts beyond its ability to pay such debts as they become reasonably due and payable.

            SECTION 6.12. Amended Parent LLC Documents. At the Closing, Parent shall cause there to be executed and delivered to MHC (by each party thereto other than MHC) and MHC shall execute and deliver to Parent the Amended Parent LLC Agreement, Amended Parent Members Agreement and Amended Parent Registration Rights Agreement.


                               ARTICLE VII

                          CONDITIONS PRECEDENT

            SECTION 7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) HSR Act, etc. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or early termination shall have been granted.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by, any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its reasonable best efforts to have any such order or injunction vacated.

            SECTION 7.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger and the other transactions contemplated under this Agreement are further subject to the following conditions:

                  (a) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time by MLP with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in
Section 3.3 of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by MLP, Parent and Sub shall have been made or obtained (as the case may be) and shall be final and non-appealable.

                  (b) Representations and Warranties. The representations and warranties of MLP set forth in Article III shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and except to the extent the failure of such representations and warranties (without giving effect to any materiality standard contained in such representations and warranties) to be true and correct could not reasonably be expected to have a Material Adverse Effect, and Parent shall have received a certificate of an officer of MHC signed on behalf of MLP to such effect.

                  (c) Performance of Obligations of MLP and the GP Entities. MLP and each of the GP Entities shall have performed and complied in all material respects with all obligations required to be performed or complied with by such parties under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate of an officer of MHC to such effect.

                  (d) Senior Lenders MAC Out. The Senior Lenders shall not have failed to close on or terminated the Senior Debt Commitment Letter (but only if a material adverse change in the financial markets or in the market for debt financing, in either case affecting Parent's and Sub's financing of the transactions contemplated hereby, has occurred since the date of execution of this Agreement).

                  (e) Fourth Quarter Financial Statements. MLP shall have delivered to Parent the Fourth Quarter Financial Statements and the Fourth Quarter Adjustment Percentage Statement, and a period of not more than sixty
(60) days shall have elapsed from the date of such delivery to the Closing Date, provided that Parent and Sub shall use reasonable best efforts to have the Closing occur by no later than forty-five (45) days after delivery of the Fourth Quarter Financial Statements and the Fourth Quarter Adjustment Percentage Statement.

                  (f) Debt Pay-off. MLP shall have obtained (i) pay-off letters as of immediately prior to the Effective Time for all then outstanding Funded Indebtedness other than the Senior Notes, (ii) the release (or undertaking upon payment at Closing to release) of all Liens on any of the assets of MLP or any of its Subsidiaries except for Permitted Liens and (iii) the release of any guarantees by MLP or any of its Subsidiaries of indebtedness of any other Person (other than MLP and its Subsidiaries) for borrowed money (including any guarantees) listed in Section 3.17 of the Disclosure Schedule.

                  (g) ACN Documents. MHC, in its capacity as the legal holder of the LLC Units, shall have executed and delivered to Parent the Amended Parent LLC Agreement, the Amended Parent Members Agreement and the Amended Parent Registration Rights Agreement.

                  (h) (A) MLP's proposed calculation of the Adjusted Equity Value as furnished to Parent pursuant to Section 6.9(b) minus (B) the actual Adjusted Equity Value, shall not exceed $10,000,000.

            SECTION 7.3. Conditions to Obligations of MLP and the GP Entities. The obligation of MLP and each of the GP Entities to effect the Merger and the other transactions contemplated under this Agreement is further subject to the following conditions:

                  (a) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in
Section 3.3 of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by MLP, Parent and Sub shall have been made or obtained (as the case may be) and shall be final and non-appealable except as could not reasonably be expected to result in any material liability of MHC and its directors, officers, employees, Affiliates and agents or materially impair the ability of Parent and Sub to consummate the Merger and the other transactions contemplated by this Agreement and any of the other Purchaser Documents in accordance with the terms hereof and thereof.

                  (b) Representations and Warranties. The representations and warranties of Parent and Sub set forth in Article IV shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date, and except to the extent the failure of such representations and warranties (without giving effect to any materiality standard contained in such representations and warranties) to be true and correct could not reasonably be expected to have a Material Adverse Effect with respect to Parent and Sub, and MLP shall have received a certificate of an officer of Parent and Sub to such effect.

                  (c) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed and complied in all material respects with all obligations required to be performed or complied with by each of them under this Agreement on or prior to the Closing Date, and MLP and the GP Entities shall have received a certificate of an officer of Parent and Sub to such effect.


                              ARTICLE VIII

                           CLOSING DELIVERIES

            SECTION 8.1. Documents to Be Delivered by MLP. At the Closing, MLP shall deliver, or cause to be delivered, to Parent the following:

                  (a) to the extent reasonably available to MLP and the GP Entities, copies of certificates (or in the absence thereof signed affidavits of loss) representing the Units, duly endorsed in blank in proper form for transmittal;

                  (b) the opinion of Weil, Gotshal & Manges LLP, counsel to MLP, in form and substance reasonably satisfactory to Parent;

                  (c) long-form certificate of good standing with respect to MLP and Capital Corp. issued by the Delaware Secretary of State;

                  (d) the original minute books and Unit transfer ledger of MLP;

                  (e) the certificates signed by a duly authorized officer of MHC referred to in Sections 7.2(b) and 7.2(c) hereof;

                  (f) copies of the pay-off letters referred to in Section 7.2(g) hereof;

                  (g) evidence reasonably satisfactory to the Parent of the release of the Liens and guarantees referred to in Section 7.2(g) hereof;

                  (h) executed assignments of the FCC Licenses referred to in
Section 3.3 of the Disclosure Schedule to the Surviving Entity, in form and substance reasonably satisfactory to Parent; and

                  (i) such other documents as Parent may reasonably request.

            SECTION 8.2. Documents and Funds to Be Delivered by Parent and Sub. At the Closing, Parent shall deliver, or cause to be delivered to MLP or MHC (or where stated, the Paying Agent) , the following:

                  (a) the Payment Fund and the Escrow Funds to the Paying Agent in accordance with Article II and Section 6.9(b) hereof;

                  (b) the certificates signed by a duly authorized officer of each of Parent and Sub referred to in Sections 7.3(b) and 7.3(c) hereof;

                  (c) the Solvency Certificate executed by a duly authorized officer of Parent and Surviving Entity;

                  (d) the opinion of Kirkland & Ellis, counsel to the Parent, in form and substance reasonably satisfactory to MLP; and

                  (e) such other documents as MLP may reasonably request.

                               ARTICLE IX

                    TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.1. Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by Parent or Sub in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to MLP. All proceedings to be taken and all documents to be executed and delivered by MLP and the GP Entities in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Parent. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

            SECTION 9.2. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

                  (a)   by mutual written consent of Parent and MLP; or

                  (b) by MLP if the Merger shall not have been consummated on or before the later of (i) April 30, 1999, and (ii) the date 65 days after the date MLP shall have delivered to Parent the Fourth Quarter Financial Statements and the Fourth Quarter Adjustment Percentage Statement, unless the failure to consummate the Merger is the result of a breach by MLP or any GP Entity of its respective obligations under this Agreement; or

                  (c) by Parent if the Merger shall not have been consummated on or before April 30, 1999, unless the failure to consummate the Merger is the result of a breach by Parent or Sub of its respective obligations under this Agreement; or

                  (d) by either Parent or MLP, if any Government Entity shall have issued a final non-appealable order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

                  (e) by MLP if at any time all of the conditions set forth in Sections 7.1 and 7.2 hereof shall have been satisfied in full or waived (or the failure of each such unsatisfied condition to be satisfied is the result of a breach by Parent or

Sub of its respective obligations hereunder), MLP and the GP Entities have tendered Closing and thereafter the Closing of the Merger shall not have occurred in accordance with Section 1.2 hereof; or

                  (f) by MLP if (i) the Fourth Quarter Adjustment Amount calculated in accordance with the terms and conditions set forth in Section 2.3(f)(iii) hereof exceeds $769,100 and (ii) Sub fails to agree (by delivery of written notice to MLP) to deem the Fourth Quarter Adjustment Amount as equal to $769,100 for purposes of this Agreement within ten business days after Sub receives notice from MLP that MLP desires to terminate this Agreement pursuant to this Section 9.2(f); provided, however, that MLP shall pay the reasonable out-of-pocket fees (including commitment fees) and expenses (including accountants', lenders', investment bankers' and attorney's fees) of Parent and Sub in connection with their due diligence review of MLP and its Subsidiaries, the negotiation of this Agreement and their preparation for Closing (including arranging for the financing of the Merger), up to a maximum aggregate amount of $500,000.

            SECTION 9.3. Effect of Termination. In the event of termination of this Agreement by either MLP or Parent as provided in Section 9.2, this Agreement shall forthwith become void and have no further force and effect, without any liability or obligation on the part of Parent, Sub or MLP, other than the representations and warranties of the parties set forth in Sections
3.25 and 4.12, and the provisions of Sections 6.1, 6.4, 9.2, 9.4 and 12.3,
Article X hereof (with respect to Section 10.1(b)(iv)) and this Section 9.3. Notwithstanding the foregoing, nothing contained in this Section 9.3 shall relieve any party from any liability resulting from any breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that in the event this Agreement shall be terminated pursuant to Section 9.2(e) hereof, MLP's and the GP Entities' sole and exclusive remedy (including at law and in equity) in respect of any breach of any of Parent's or Sub's representations, warranties, covenants or agreements, shall be to receive a payment pursuant to the terms and conditions of the Pre-Closing Escrow Agreement in an amount equal to the face amount of the Letter of Credit (the "Liquidated Damages Amount"); and Parent and Sub agree that MLP shall be entitled to receive upon such termination, as liquidated damages and not as a penalty, the full Liquidated Damages Amount and MLP's receipt of the Liquidated Damages Amount in such event shall constitute payment of liquidated damages hereunder and not a penalty.

            SECTION 9.4 Limitation of Damages. In the event the Closing shall not occur, in no event shall Parent and Sub, on the one hand, or MLP and the



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
GP Entities, on the other hand, be liable for more than $9,000,000 under this Agreement or as a consequence of any breach hereof (except, in the case of Parent and Sub, pursuant to Section 10.1(b)(iv) hereof).

            SECTION 9.5. Amendment. Subject to the applicable provisions of the Delaware RULPA, the Delaware LLCA and the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            SECTION 9.6. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of any such rights.


                                ARTICLE X

                            INDEMNIFICATION

            SECTION 10.1.     Right to Indemnification.

                  (a) Subject to Section 10.2 hereof, after the Closing, MHC (on behalf of the holders of Units) hereby agrees to indemnify and hold Parent, Sub and their respective directors, officers, employees, Affiliates (including, after the Closing Date, the Surviving Entity and its Subsidiaries) agents, successors and assigns (such Persons, the "Parent Indemnified Parties") harmless from and against:

                      (i) subject to Section 12.1 hereof, any and all Losses
            based upon, attributable to or resulting from the failure of any representation or warranty of MLP set forth in Article III hereof to be true and correct (x) as of the date hereof and (y) as of the Closing Date as though made on and as of the Closing Date, except
            (A) to the extent
            such representations and warranties are made as of a specified date or (B) as set forth in the certificate delivered pursuant to Section 7.2(b);

                     (ii) any and all Losses based upon, attributable to or
            resulting from the breach of any covenant or other agreement on the part of MLP or any GP Entity under this Agreement;

                    (iii) subject to Section 12.2 hereof, any and all Losses
            based upon, attributable to or resulting from any audit or assessment against the predecessor to MLP or the Surviving Entity by the Washington State Department of Revenue or any other agency of the State of Washington concerning any sales, use, business, occupation or similar taxes with respect to the period from January 1, 1987 through September 30, 1992;

                     (iv) subject to Section 12.2 hereof, any and all Losses
            based upon, attributable to or resulting from (A) any claims by any holder of an Unextinguished Option for any amounts other than the applicable Unextinguished Option Consideration with respect to such Unextinguished Option (including any claim by any holder of an Unextinguished Option for any of the Distributed Shares) or (B) the claims of James Gary Henderson set forth in the complaint dated November 4, 1998, civil action no. 398CV2141 and any other claims of Mr. Henderson related thereto;

                  (v) subject to Section 12.2 hereof, fifty (50%) percent of the licensing fees actually paid after the Effective Time by the Surviving Entity to BMI in respect of the period beginning on January 1, 1994 and terminating on the Closing Date hereof (such period, the "Interim Period"), pursuant to any final judgment obtained by or against, or definitive settlement, contract or other agreement by the Surviving Entity with, BMI; provided that the monthly royalties to be paid to BMI by the Surviving Entity for the period beginning on the effective date of such final judgment or definitive settlement, contract or other agreement is no less than the prospective monthly royalty payments which would have been payable by MLP under the proposed settlement described in Section 10.1(a)(v) of the Disclosure Schedule; and

                     (vi) any and all Expenses incident to the matters referred to in clauses (i), (ii), (iii) and (iv) of this Section 10.1(a).

                  (b) Subject to Section 10.2 hereof, after the Closing Parent and the Surviving Entity and, in the case of Section 10.1(b)(iv) below, before the Closing Parent and Sub hereby agree, jointly and severally, to indemnify and hold the GP Entities and their respective partners and any of their respective Affiliates, directors, officers, employees, agents, successors and assigns (collectively the "GP Indemnified Parties") harmless from and against:

                      (i) subject to Section 12.1 hereof, any and all Losses
            based upon, attributable to or resulting from the failure of any representation or warranty of the Parent or Sub set forth in Article IV hereof to be true and correct (x) as of the date made and (y) as of the Closing Date as though made on and as of the Closing Date except (A) to the extent such representations and warranties are made as of a specified date or (B) as set forth in the certificate delivered pursuant to Section 7.3(b);

                     (ii) any and all Losses based upon, attributable to or
            resulting from the breach of any covenant or other agreement on the part of Parent or Sub under this Agreement;

                    (iii) any and all Losses based upon, attributable to or
            resulting from the tender for, redemption, amendment or other modification of the Senior Notes and the Indenture;

                     (iv) any and all Losses (except in any GP Indemnified
            Party's capacity as a direct or indirect holder or owner of any LLC Units) based upon, attributable to or resulting from (A) the use of
            (1) any financial statements or other information pertaining to MLP,
            (2) any pro forma adjustments to such financial statements or (3) any other information appearing in an offering document prepared by Parent or Sub or their respective Affiliates, in each case, in connection with any debt or equity financings by Parent or Sub or their respective Affiliates (including, at and after the Closing, the Surviving Entity), whether commenced or completed prior to, at or after the Closing or (B) the participation of MLP's management in financing presentations or the execution by such individuals of "management representation letters" to independent auditors in connection therewith, except to the extent that, in the case of either (A) or (B), MHC (on behalf of the holders of Units) would be obligated to indemnify the Parent Indemnified Parties with respect to the subject matter of such claims pursuant to Section

            10.1(a) of this Agreement (without regard to the limits contained in Section 10.2 of this Agreement); and

                      (v)     any and all Expenses incident to the foregoing.

            SECTION 10.2.     Limitations on Indemnification.

                  (a) Notwithstanding Section 10.1 hereof, the Parent Indemnified Parties shall not be entitled to any indemnification pursuant to
Section 10.1(a)(i) hereof unless and except to the extent that the aggregate amount of Losses and Expenses to the Parent Indemnified Parties pursuant to Sections 10.1(a)(i) and (iv)(B) and, to the extent incident to any matter referred to in Section 10.1(a)(i) or (iv)(B), Section 10.1(a)(vi), exceeds $1,000,000 (the "Basket") and, in such event, the indemnifying party shall only be required to pay the amount of such Losses and Expenses in excess of $750,000.

                  (b) The amount of any Losses and Expenses for which indemnification is provided under Section 10.1(a) or Section 10.1(b) hereof shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Losses and Expenses.

                  (c) Notwithstanding anything to the contrary contained herein, Losses and Expenses indemnifiable pursuant to Section 10.1 hereof shall not include any damages attributable to an indemnified party's failure to mitigate damages after the indemnified party became aware of the events or omissions which caused such damages (it being understood that the concept of mitigation of damages shall be applied with regard to what is commercially reasonable under the circumstances).

                  (d) Notwithstanding anything to the contrary contained herein, in no event shall the Parent Indemnified Parties be entitled to recover any Losses, Expenses or other amounts pursuant to the provisions of this Article X in excess of $9,000,000 in the aggregate. Any amounts paid into escrow pursuant to Section 6.9(b) hereof shall be available solely to settle any dispute relating to the determination of Adjusted Equity Value and shall not be available for satisfaction of any indemnification claims hereunder and any amount distributed from the Escrow Funds to Parent or the Surviving Entity in connection with such dispute shall not reduce or otherwise count against or toward the $9,000,000 limitation contained in the immediately preceding sentence.

            SECTION 10.3.     Indemnification Procedures.

                  (a) A party seeking indemnification pursuant to this Article X (an "Indemnified Party") on the basis of a claim asserted by a third party shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of such claim, or the commencement of any action, suit or proceeding brought by a third party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right (but not the obligation), exercisable by written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party (other than a party hereto or an Affiliate of any party hereto) in respect of which indemnity may be sought hereunder (a "Claim"), to assume the defense and control the settlement of such Claim which involves (and continues to involve) solely monetary damages; provided, however, that MHC hereby irrevocably agrees (i) not to assume any defense or control any settlement of any Claim which involves BMI and (ii) that Parent and Surviving Entity shall together have the exclusive right to defend and settle any Claim which involves BMI, provided that Parent and Sub shall bear all expenses and professional fees incident thereto.

                  (b) Within ten (10) days after the Indemnifying Party has given written notice to the Indemnified Party of its intended exercise of its right to defend and control the right to settle a Claim, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Unless the Indemnifying Party has assumed the defense of and the right to control the settlement of a Claim pursuant to the terms of this Section 10.3, the Indemnified Party shall defend and control the settlement of such Claim with counsel selected by it and reasonably acceptable to the Indemnifying Party.

                  (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Claim which the other is defending as provided in this Agreement.

                  (d) The Indemnifying Party, if it shall have assumed the defense of any Claim as provided in this Agreement, shall not consent to any compromise or settlement of, or the entry of any judgment arising from, any such Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), if such compromise, settlement or judgment which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Claim, on such terms and conditions as it deems reasonably appropriate, solely to the extent such Claim involves equitable or other non-monetary relief.

                  (e) Whether or not the Indemnifying Party chooses to defend or prosecute any Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                  (f) The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

            SECTION 10.4. Tax Treatment of Indemnity Payments. The parties hereto agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Merger Consideration for tax purposes, unless otherwise required by applicable Law.

            SECTION 10.5.     Exclusive Remedy; Limitation of Liability.

                  (a) Notwithstanding anything to the contrary contained in this Agreement or in any of the other MLP Documents, after the Closing, a Parent Indemnified Party's exclusive remedy against an Indemnifying Party for any breach of the representations, warranties, covenants and agreements herein or otherwise in respect of the transactions contemplated hereby shall be a claim for indemnification made pursuant to and subject to the terms and conditions of this Article X and Sections 6.3 and 12.2 hereof.

                  (b) None of the officers, directors, or agents of MLP or any of the GP Entities, respectively, are making any representation or warranty, and none of them shall have any personal liability to any Parent Indemnified Party, under this Agreement or any certificate delivered in connection herewith.

                  (c) None of the officers, directors, or agents of Parent or Sub, respectively, are making any representation or warranty, and none of them shall have any personal liability to any GP Indemnified Party, under this Agreement or any certificate delivered in connection herewith.


                               ARTICLE XI

                   REPRESENTATIVE OF PARTNERS OF MLP

            SECTION 11.1.     Authorization of Representative.

                  (a) MHC is hereby appointed, authorized and empowered to act as a representative (the "Representative"), for the benefit of the holders of Units, in connection with and to facilitate the consummation of the transactions contemplated hereby, as the exclusive agent and attorney-in-fact to act on behalf of each partner of MLP with respect to any and all Claims relating to any partner of MLP and any and all Claims by the Parent Indemnified Parties arising under this Agreement and in connection with the performance of the various actions required or permitted to be performed on behalf of the holders of Units under the Escrow Agreement and ACN LLC Documents, for the purposes and with the powers and authority hereinafter set forth in this Section 11.1 and in the Escrow Agreement, which shall include the power and authority:

                      (i) to execute and deliver the Escrow Agreement and ACN
            LLC Documents (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

                     (ii) to execute and deliver such waivers and consents in
            connection with this Agreement and the Escrow Agreement and ACN LLC Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

                    (iii) to collect and receive all moneys and other proceeds and property payable to the holders of Units pursuant to the terms of this Agreement, the Escrow Agreement and ACN LLC Documents, including, without limitation, the Payment Fund, the Escrow Deposit, the Escrow Funds and any portion of or earnings accrued on the Escrow Funds which are distributable to holders of Units, subject to the Escrow Agreement, and, subject to any applicable withholding and retention laws, to disburse and pay the same to each of the holders of Units to the extent of, and in accordance with, the respective interests of the holders of Units in the Merger Consideration (the "Percentage Interests");

                     (iv) as Representative, to enforce and protect the rights
            and interests of the holders of Units (including the Representative, in its capacity as a partner) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and the ACN LLC Documents, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under
            Article X hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement, this Agreement and the ACN LLC Documents for and on behalf of the holders of Units, including, without limitation, asserting Claims against Parent, defending all Claims by the Parent Indemnified Parties, consenting to, compromising or settling all such Claims, conducting negotiations with Parent and its representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Entity or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any of the holders of Units and/or the Escrow Funds, and receive process on behalf of any or all holders of Units in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement or the ACN LLC Documents; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the

            Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

                      (v) to refrain from enforcing any right of the holders of
            Units or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by the holders of Units unless such waiver is in writing signed by the waiving party or by the Representative; and

                     (vi) to make, execute, acknowledge and deliver all such
            other agreement, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

                  (b) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Representative. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any holders of Units by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any holders of Units. Each partner of MLP shall



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
indemnify, pro rata based upon each partner's percentage interest in the Merger Consideration ("Percentage Interest"), the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its gross negligence or willful misconduct. In the event of any indemnification hereunder, upon written notice from Representative to the holders of Units as to the existence of a deficiency toward the payment of any such indemnification amount, each partner of MLP shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such partner's Percentage Interest.

                  (c) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Effective Date and/or any termination of this Agreement and/or the Escrow Agreement.

                  (d) Notwithstanding anything herein to the contrary, each holder of Units acknowledges that none of Parent, Sub, nor MLP shall have any responsibility or obligation whatsoever to any holder of Units or to any other party with respect to or arising out of any actions taken or any inaction by the Representative and nothing contained herein shall limit or affect in any manner whatsoever the responsibilities or obligations of the Representative to, howsoever arising, or release the Representative from any liabilities with respect to, Parent, Sub, or MLP.

                  (e) Parent shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the holders of Units.

                  (f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any partner of MLP; and (ii) shall survive the delivery of an assignment by a partner of MLP of the whole or any fraction of his or her interest hereunder, including his or her Percentage Interest.


                               ARTICLE XII

                           GENERAL PROVISIONS

            SECTION 12.1. Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement until April 30, 2000. No claim or action shall be asserted with respect to such representations and warranties pursuant to Article X hereof unless by April 30, 2000, written notice of such claim is given the indemnifying party or such action is commenced. Notwithstanding the foregoing, except as set forth in
Section 12.2 hereof, this Section 12.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            SECTION 12.2. Survival and Conditions of Certain Indemnification Obligations of MHC.

                  (a) The parties hereto hereby acknowledge and agree that, following the expiration of the survival period of the representations and warranties hereunder set forth in Section 12.1, Parent shall be entitled to set off the amount of any Losses, Expenses or other amounts payable pursuant to Sections 10.1(a)(iii), (iv) and (v) (along with any amounts due to any Parent Indemnified Party pursuant to Section 10(a)(vi) incident to the matters referred to in Sections 10(a)(iii) and (iv)) against any distributions to or any other amounts payable to the holders of the LLC Units and the Parent Indemnified Parties shall have no other rights to payment of such Losses, Expenses or other amounts.

                  (b) Notwithstanding the foregoing, no claim for indemnification by the Parent Indemnified Parties pursuant to Sections 10.1(a)(iii), (iv), (v) or (vi) hereof shall be asserted against MHC in the manner described in Section 12.2(a) following the occurrence of a Change of Control or an initial underwritten public offering of the common equity securities of Parent or the Surviving Entity (or any successor to the assets and business of such entitites), respectively.




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
                  (c) Any Claims for indemnification by the Parent Indemnified Parties pursuant to Section 10.1(a)(v) hereof shall be limited to $1,000,000 in the aggregate.

            SECTION 12.3. Fees and Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided that, after the Merger, the Surviving Entity shall not be liable for, and MHC, as agent for the holders of Units, shall be responsible for and shall pay, all such fees and expenses incurred by MLP, any of its Subsidiaries or any GP Entity except to the extent such items were either satisfied on or prior to the Closing or included in the calculation of MLP Expenses at the Closing. No later than five (5) days prior to Closing, MLP shall provide to Parent and Sub their best estimate of MLP Expenses and such parties shall agree, prior to Closing, to an estimated amount of MLP Expenses.

            SECTION 12.4. Definitions. For purposes of this Agreement:

                  "ACN LLC Documents" shall have the meaning set forth in
Section 4.10.

                  "ACN Purchase Agreement" shall have the meaning set forth in
Section 4.6.
                  "ACN Seller" shall have the meaning set forth in Section 4.6.

                  "Account" shall have the meaning set forth in Section 2.3.

                  "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving MLP or any of its Subsidiaries or any purchase of all or a material portion of the assets of MLP or any of its Subsidiaries or any partnership unit or equity interest in MLP, other than the transactions contemplated in this Agreement.

                  "Additional Consideration" shall have the meaning set forth in
Section 2.3.

                  "Adjusted EBITDA Difference" shall have the meaning set forth in Section 2.3.




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
                  "Adjusted Equity Value" shall have the meaning set forth in
Section 2.3

                  "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

                  "Agreement" shall have the meaning set forth in the Recitals.

                  "Amended Parent LLC Agreement" means the Amended and
Restated Limited Liability Company Agreement of ACN Holdings, LLC, substantially in the form of Exhibit B-1 attached hereto.

                  "BBMI" shall have the meaning set forth in Section 2.3.

                  "Amended Parent Members Agreement" means the Amended and Restated Members Agreement of ACN Holdings, LLC, substantially in the form of Exhibit B-2 attached hereto.

                  "Amended Parent Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement, substantially in the form of Exhibit B-3 attached hereto.

                  "BMI" means Broadcast Music, Inc. or any of its affiliates.

                  "Balance Sheet" and "Balance Sheet Date" shall have the meanings set forth in Section 3.7.

                  "Basket" shall have the meaning set forth in Section 10.2.

                  "Benefit Plan" shall have the meaning set forth in Section
3.13.

                  "CMCI" shall have the meaning set forth in Section 2.3.

                  "Capital Corp." shall have the meaning set forth in Section
3.1.

                  "Cash and Cash Equivalents" shall have the meaning set forth in Section 2.3.




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
                  "Certificate of Formation" shall have the meaning set forth in
Section 1.6.

                  "Certificate of Limited Partnership" shall have the meaning set forth in Section 1.6.

                  "Certificate of Merger" shall have the meaning set forth in
Section 1.3.

                  "Change of Control" means (i) assets constituting all or substantially all of the assets of a Person are sold, in one or more related transactions, to any other "person" or "group" (as such term is defined in the Exchange Act) or (ii) an event or series of events (whether a stock purchase, merger, consolidation or other business combination or otherwise) by which any person or group is or becomes the "beneficial owner" (as defined in the Exchange
Act) directly or indirectly of more than fifty (50%) percent of the combined voting power of the then outstanding securities of a Person, excluding in the case of each of clauses (i) and (ii) above any reincorporation, reorganization or recapitalization transaction in which the securityholders of such Person immediately prior to the effective date of such transaction continue to possess at least fifty (50%) percent of the outstanding voting securities of the successor or surviving entity in substantially the same relative proportions (exclusive of any shares owned as a result of ownership of an entity other than such Person).

                  "Claim" shall have the meaning set forth in Section 10.3.

                  "Class B-4 Units" means the Class B-4 Units of Parent.

                  "Closing" and "Closing Date" shall have the meanings set forth in Section 1.2.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Confidentially Agreement" shall have the meaning set forth in
Section 6.1.

                  "Continuing Employees" shall have the meaning set forth in
Section 6.3.

                  "DGCL" means the Delaware General Corporations Law.



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
                  "Delaware LLCA" means the Delaware Limited Liability Company Act of 1992, as amended.

                  "Delaware RULPA" means the Delaware Revised Uniform Limited Partnership Act of 1983, as amended.

                  "Delaware Secretary of State" means the Secretary of State of the State of Delaware.

                  "Distributed Shares" shall have the meaning set forth in
Section 2.3.

                  "EBITDA Difference" shall have the meaning set forth in
Section 2.3.

                  "Effective Time" shall have the meaning set forth in
Section 1.3.

                  "Enterprise Value" shall have the meaning set forth in Section 2.3.

                  "Environmental Law" means any Law relating to noise, odor, Hazardous Material or the protection of public health or safety, workplace health or safety or pollution or protection of the environment.

                  "Equity Value" shall have the meaning set forth in Section
2.3.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Amount", "Escrow Agreement", "Escrow Deposit" and "Escrow Funds" shall have the meanings set forth in Section 2.4.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Expenses" means any and all expenses, claims, judgements, costs, or penalties, including reasonable attorneys' and other professionals' fees and disbursements.

                  "Extinguished Options" shall have the meaning set forth in
Section 2.2.

                  "Foothill Facility" shall have the meaning set forth in
Section 2.3.

                  "Fourth Quarter Adjusted Percentage Statement" shall have the meaning set forth in Section 6.9.

                  "Fourth Quarter Financial Statements" shall have the meaning set forth in Section 6.9.

                  "Fourth Quarter Adjustment Amount" and "Fourth Quarter Adjustment Percentage" shall have the meaning set forth in Section 2.3

                  "Funded Indebtedness" shall have the meaning set forth in
Section 2.3.

                  "GP Entities" shall have the meaning set forth in the Recitals.

                  "GP Indemnified Parties" shall have the meaning set forth in
Section 10.2.

                  "GAAP" means United States generally accepted accounting principles in effect as of the date hereof.

                  "Governmental Entity" means any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

                  "Hazardous Material" means any substance, material or waste which is regulated by the United States, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste,"



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
"solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

                  "Indemnified Party" and "Indemnifying Party" shall have the meanings set forth in Section 10.3.

                  "Indenture" means that certain indenture, dated as of October 2, 1996, among MLP, Capital Corp. and First Trust National Association, as Trustee.

                  "Intellectual Property" means (i) all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); (ii) all trademarks, service marks, trade names, logos, slogans, corporate names and Internet domain names, and all the goodwill associated with each of the foregoing; (iii) all mask works; (iv) all registered and unregistered statutory and common law copyrights, including, without limitation, all proprietary musical compositions and sound recordings;
(v) all registrations, applications and renewals for any of the foregoing; and
(vi) all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information and marketing materials.

                  "Interim Period" shall have the meaning set forth in
Section 10.1.

                  "LLC Units" shall have the meaning set forth in Section 2.3.

                  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, or any decree, judicial decision or other agency requirement having the full force and effect of law, or any common law.

                  "Leases", "Leased Property" and "Leased Properties" shall have the meanings set forth in Section 3.15.

                  "Lien" means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

                  "Liquidated Damages Amount" shall have the meaning set forth in Section 9.3.

                  "Losses" means any and all losses, liabilities, obligations or damages.

                  "Management Receivables" shall have the meaning set forth in
Section 2.3.

                  "Material Adverse Effect" means, with respect to any Person, any material adverse effect on the assets, properties, business, prospects, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, except for changes relating to or resulting from changes that affect to the same extent all participants in the business music industry, and except, in the case of any Material Adverse Effect with respect to MLP, for changes (i) directly resulting from the public announcement of the transactions contemplated by this Agreement, or (ii) relating to or resulting from actions taken by Parent or Sub or any of their Affiliates following the date of this Agreement. Unless otherwise specifically provided herein, reference to "Material Adverse Effect" shall mean "Material Adverse Effect with respect to MLP.

                  "Material Contracts" shall have the meaning set forth in
Section 3.17.

                  "Merger" shall have the meaning set forth in the Recitals.

                  "Merger Consideration" shall have the meaning set forth in
Section 2.3.

                  "MHC" shall have the meaning set forth in the Recitals.

                  "MLP" shall have the meaning set forth in the Recitals.

                  "MLP Acquisition" shall have the meaning set forth in the Recitals.




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
                  "MLP Documents" shall have the meaning set forth in Section
3.1.

                  "MLP Expenses" shall have the meaning set forth in Section
2.3.

                  "MTI" means Music Technologies, Inc.

                  "MTI Purchase Agreement" means the Asset Purchase Agreement, dated October 28, 1998, between MTI and MLP, together with the Amendment to the Asset Purchase Agreement, dated November 27, 1998, the Second Amendment to Asset Purchase Agreement dated December 23, 1998 and the Third Amendment to Asset Purchase Agreement dated December 30, 1998.

                  "MTI Expenses" and "MTI Purchase Price" shall have the meanings set forth in Section 2.3.

                  "New Name" shall have the meaning set forth in Section 1.1.

                  "Option" or "Option Plan" shall have the meanings set forth in
Section 2.2.

                  "Option Charges" shall have the meaning set forth in Section 2.3.

                  "Owned Property" or "Owned Properties" shall have the meanings set forth in Section 3.15.

                  "Parent" shall have the meaning set forth in the Recitals.

                  "Parent Indemnified Parties" shall have the meaning set forth in Section 10.1.

                  "Partnership Agreement" shall have the meaning set forth in
Section 1.1.

                  "Paying Agent" shall have the meaning set forth in Section
2.3.

                  "Payment Fund" shall have the meaning set forth in Section
2.3.




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
                  "Percentage Interests" shall have the meaning set forth in
Section 11.1.

                  "Permitted Liens" means, with respect to any Person, (A) Liens for taxes, assessments or other governmental charges with reserve or levies that are not yet due or payable or that are being contested in good faith by such Person in an appropriate proceeding, (B) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by law and on a basis consistent with past practice for amounts not yet due, (C) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers' compensation, unemployment insurance or other types of social security and (D) nonconsensual Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities which are not material individually or in the aggregate to the conduct of the business of such Person.

                  "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  "Pre-Closing Escrow Agreement" and "Post-Closing Escrow Agreement" shall have the meaning set forth in Section 2.4.

                  "Purchaser Documents" shall have the meaning set forth in
Section 4.1.

                  "Real Property" shall have the meaning set forth in
Section 3.15.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property.

                  "Representative" shall have the meaning set forth in
Section 11.1.

                  "Reserve Number" shall have the meaning set forth in
Section 2.2.

                  "SEC" means the Securities and Exchange Commission.




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
                  "SEC Documents" shall have the meaning set forth in
Section 3.6.

                  "Senior Debt Commitment Letter" shall have the meaning set forth in Section 4.11.

                  "Senior Lenders" shall have the meaning set forth in
Section 4.11.

                  "Senior Notes" means the $100,000,000 aggregate principal amount of ten percent (10%) Senior Notes due 2003, pursuant to the Indenture.

                  "Senior Note Tender Offer" shall have the meaning set forth in
Section 2.3.

                  "Solvency Certificate" shall have the meaning set forth in
Section 6.11.

                  "Sub" shall have the meaning set forth in the Recitals.

                  "Sub LLC Agreement" shall have the meaning set forth in
Section 1.6.

                  "Subsidiary" of any Person means any Person of which such first Person owns, directly or indirectly, fifty percent (50%) or more of the equity securities the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such Person.

                  "Surviving Entity" shall have the meaning set forth in
Section 1.1.

                  "Tax" means all federal, state, local and foreign taxes, duties, levies or similar charges of any kind, including but not limited to those measured or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

                  "Tax Return" means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as the same may be amended from time to time (including corresponding provisions of succeeding regulations).

                  "Unextinguished Options" and "Unextinguished Option Consideration" shall have the meanings set forth in Section 2.2.

                  "Units" or "Units" shall have the meanings set forth in
Section 2.1.

                  "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

            SECTION 12.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   if to Parent or Sub, to:

                        ACN Holdings, LLC.
                        c/o ABRY Partners, Inc.
                        18 Newbury Street
                        Boston, MA 02116
                        Tel:  (617) 859-2959
                        Fax:  (617) 859-8797
                        Attention: Royce Yudkoff
                                   Peni Garber

                        with a copy to:

                        Kirkland & Ellis
                        153 East 53rd Street
                        New York, NY 10022
                        Tel:  (212) 446-4800



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
                        Fax:  (212) 446-4900
                        Attention: John L. Kuehn

                  (b)   if to MLP, to:

                        Muzak Limited Partnership
                        2901 Third Ave., Suite 400
                        Seattle, Washington 98121
                        Tel:  (206) 633-6000
                        Fax:  (206) 728-1401
                        Attention: William A. Boyd

                        with copies to:

                        Centre Partners Management LLC
                        30 Rockefeller Plaza
                        Suite 5050
                        New York, New York 10020
                        Tel:  (212) 332-5800
                        Fax:  (212) 332-5801
                        Attention: Bruce G. Pollack

                        and

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, New York 10153
                        Tel:  (212) 310-8000
                        Fax:  (212) 310-8007
                        Attention: Norman D. Chirite

            SECTION 12.6. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            SECTION 12.7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION 12.8. Entire Agreement; Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement referred to in Section 6.1 constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person, other than the parties hereto, the Parent Indemnified Parties and the GP Indemnified Parties, any rights or remedies.

            SECTION 12.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            SECTION 12.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void; provided however, that notwithstanding the foregoing, Parent and Sub may assign their respective rights and obligations hereunder to any of their respective Affiliates, and Parent, Sub and the Surviving Entity may assign their respective rights and obligations hereunder as collateral security to any Person providing financing to Parent, Sub or Surviving Entity without obtaining the prior written consent of any other party hereto; provided, further, however, any such assignment permitted pursuant to the terms of this Section 12.10 shall not release Parent and Sub from any obligation or liability hereunder (including any right or obligation under Article X hereof). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            SECTION 12.11. Obligations of Parent and Sub. The obligations of Parent and Sub hereunder are jointly and severally guaranteed by the other.

            SECTION 12.12. ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN



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
ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION OR VENUE BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE.

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

            IN WITNESS WHEREOF, Parent, Sub, MLP and GP Entities have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                        ACN HOLDINGS, LLC

                        By: /s/ Peni Garber
                            --------------------------------------
                            Name: Peni Garber
                            Title: Executive Vice President



                        AUDIO COMMUNICATIONS NETWORK, LLC

                        By: /s/ Peni Garber
                            --------------------------------------
                            Name: Peni Garber
                            Title: Executive Vice President

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]


                        MUZAK LIMITED PARTNERSHIP

                        By:   MUZAK ACQUISITION, L.P.
                              Managing General Partner

                        By:   MUSIC HOLDINGS CORP.,
                              its General Partner

                        By: /s/ William A. Boyd
                            --------------------------------------
                            Name: William A. Boyd
                            Title: Vice President and
                                   Assistant Secretary


                        MLP ACQUISITION, L.P.

                        By:   MUSIC HOLDINGS CORP.,
                              its General Partner

                        By: /s/ William A. Boyd
                            --------------------------------------
                            Name: William A. Boyd
                            Title: Vice President and
                                   Assistant Secretary


                        MUSIC HOLDINGS CORP.

                        By: /s/ William A. Boyd
                            --------------------------------------
                            Name: William A. Boyd
                            Title: Vice President and
                                   Assistant Secretary